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                                                                     Exhibit 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                      among

                         TravelCenters of America, Inc.

                          Hospitality Properties Trust

                             HPT TA Merger Sub Inc.

                                       and

                         Oak Hill Capital Partners, L.P.

                               September 15, 2006

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I DEFINITIONS                                                         1
   Section 1.01. Certain Definitions                                          1

ARTICLE II THE MERGER                                                         6
   Section 2.01. The Merger                                                   6
   Section 2.02. Effect of Merger                                             6
   Section 2.03. Additional Actions                                           6
   Section 2.04. Certificate of Incorporation By-laws, Directors and
                 Officers of the Surviving Corporation                        7
   Section 2.05. Effect of Merger on Capital Stock of Constituent
                 Corporations                                                 7
   Section 2.06. Effect of Merger on Company Stock Options and Company
                 Warrants                                                     9
   Section 2.07. Withholding                                                 10

ARTICLE III PAYMENT OF MERGER CONSIDERATION                                  10
   Section 3.01. Merger Consideration                                        10
   Section 3.02. Post-Closing Adjustment of Merger Consideration             11
   Section 3.03. Escrow Agreement and Escrow Fund                            14
   Section 3.04. Exchange of Certificates Representing Company Securities    14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY                     16
   Section 4.01. Organization                                                16
   Section 4.02. Subsidiaries                                                17
   Section 4.03. Capitalization                                              17
   Section 4.04. Authorization                                               18
   Section 4.05. No Violation                                                18
   Section 4.06. Approvals                                                   19
   Section 4.07. Financial Statements                                        19
   Section 4.08. Absence of Certain Transactions                             20
   Section 4.09. Taxes                                                       21
   Section 4.10. Litigation                                                  23
   Section 4.11. Environmental Matters                                       23
   Section 4.12. Title to Property                                           25
   Section 4.13. Condition of Property                                       26
   Section 4.14. Contracts                                                   26
   Section 4.15. Employee and Labor Matters and Plans                        27
   Section 4.16. Insurance Policies                                          30
   Section 4.17. Intellectual Property                                       30
   Section 4.18. Permits                                                     30
   Section 4.19. Compliance with Laws                                        31
   Section 4.20. Brokerage Fees                                              31
   Section 4.21. Affiliate Agreements                                        31
   Section 4.22. No Other Representations or Warranties                      31


                                        i

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB            32
   Section 5.01. Organization                                                32
   Section 5.02. Authorization                                               32
   Section 5.03. No Violation                                                32
   Section 5.04. Approvals                                                   33
   Section 5.05. Litigation                                                  33
   Section 5.06. Available Funds                                             33
   Section 5.07. Brokerage Fees                                              34
   Section 5.08. No Other Representations or Warranties                      34

ARTICLE VI COVENANTS                                                         34
   Section 6.01. Interim Operations of the Company                           34
   Section 6.02. Access to Information                                       36
   Section 6.03. Consents and Approvals                                      37
   Section 6.04. Employment Matters                                          38
   Section 6.05. Publicity                                                   39
   Section 6.06. Notification of Certain Matters                             40
   Section 6.07. Directors' and Officers' Indemnification                    40
   Section 6.08. Additional Agreements                                       41
   Section 6.09. Cooperation with Financing                                  41
   Section 6.10. Conduct of Business of Parent and Merger Sub
                 Pending the Merger                                          42
   Section 6.11. No Adverse Change in Financial Commitments                  42
   Section 6.12. Termination of Affiliate Contracts                          42
   Section 6.13. Stockholder Approval; Stockholder Notice                    43
   Section 6.14. No Solicitation or Negotiation                              43
   Section 6.15. Repayment of Outstanding Indebtedness                       43
   Section 6.16. Consultation                                                44
   Section 6.17. Real Property Matters                                       44
   Section 6.18. Additional Financial Statements                             44
   Section 6.19. No Control of Other Party's Business                        45

ARTICLE VII CONDITIONS                                                       45
   Section 7.01. Conditions to the Obligations of All Parties                45
   Section 7.02. Conditions to the Obligations of Parent and
                 Merger Sub                                                  45
   Section 7.03. Conditions to the Obligations of the Company                46

ARTICLE VIII CLOSING; TERMINATION                                            47
   Section 8.01. Closing                                                     47
   Section 8.02. Termination                                                 48
   Section 8.03. Effect of Termination                                       48

ARTICLE IX GENERAL PROVISIONS                                                49
   Section 9.01. Non-Survival of Representations and Warranties              49
   Section 9.02. Costs and Expenses                                          49
   Section 9.03. Notices                                                     49


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   Section 9.04. Stockholders Representative                                 51
   Section 9.05. Counterparts                                                51
   Section 9.06. Entire Agreement                                            51
   Section 9.07. Governing Law; Exclusive Jurisdiction                       51
   Section 9.08. Third Party Rights; Assignment                              52
   Section 9.09. Waivers and Amendments                                      52
   Section 9.10. Schedules                                                   52
   Section 9.11. Enforcement                                                 52
   Section 9.12. [Reserved.]                                                 53
   Section 9.13. Headings; Interpretation                                    53
   Section 9.14. Nonliability of Trustees                                    53


                                       iii

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                               INDEX OF SCHEDULES

The Disclosure Schedules to the Agreement and Plan of Merger have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request.

                                       iv

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                             INDEX OF DEFINED TERMS

Accounting Firm                                                              12
Actual Balance Sheet                                                         11
Actual Net Working Capital                                                   11
Additional Financial Statements                                              44
Additional Transaction Bonuses                                                1
Affiliate                                                                     2
Agreement                                                                     1
Antitrust Division                                                           37
Balance Sheet Date                                                           19
Certificate of Merger                                                         6
Certificates                                                                 14
Closing                                                                      47
Closing Date                                                                  2
Closing Transaction Bonus Payout Amount                                      10
Code                                                                          2
Company                                                                       1
Company Balance Sheet                                                        19
Company Closing Costs                                                         2
Company Common Stock                                                          2
Company Material Adverse Effect                                               2
Company Preferred Stock                                                      17
Company Securities                                                           13
Company Stock                                                                 2
Company Stock Option                                                          9
Company Stock Option Exercise Price                                           9
Company Subsidiary                                                            2
Company Warrant                                                               2
Company Warrant Exercise Price                                                9
Confidentiality Agreement                                                    36
Constituent Corporations                                                      6
Covered Parties                                                              40
Covered Party                                                                40
D&T                                                                          12
Dataroom                                                                      3
Declaration                                                                  53
DGCL                                                                          1
Dissenting Shares                                                             8
Effective Time                                                                3
Employee Plan                                                                27
Environmental Law                                                             3
Environmental Permit                                                          3
ERISA                                                                         3
ERISA Affiliate                                                               3
Escrow Agent                                                                 14
Escrow Agreement                                                             14
Escrow Amount                                                                14
Escrow Fund                                                                  14
Estimated Merger Consideration                                               11
Estimated Net Working Capital                                                11
Estimated Per Share Merger Consideration                                     11
Excess Payment                                                               13
Exchange Act                                                                  3
Exchange Agent                                                               14
Exchange Fund                                                                14
Final Statement                                                              13
Financial Statements                                                         19
Financing                                                                    33
Financing Commitment                                                         33
FIRPTA Certificate                                                           15
FTC                                                                          37
Fully Diluted Basis                                                           3
GAAP                                                                          3
Good Faith Deposit                                                           47
Governmental Antitrust Authority                                             37
Governmental Entity                                                           3
Hazardous Materials                                                           3
HSR Act                                                                       3
Indebtedness                                                                  4
Intellectual Property                                                        30
Intercompany Indebtedness                                                     4
Interest Factor                                                               4
IRS                                                                           4
Judgment                                                                      4
knowledge                                                                     4
Law                                                                           4
Leased Premises                                                              25
Letter of Transmittal                                                        14
Liabilities                                                                   4
Lien                                                                          4
Material Contracts                                                           27
Merger                                                                        1
Merger Consideration                                                         10
Merger Sub.                                                                   1
Net Working Capital                                                          11
Notice of Disagreement                                                       12
Oak Hill                                                                      1


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Owned Property                                                               25
Parent                                                                        1
Parent Closing Costs                                                          4
Payment Shortfall                                                            13
Per Share Merger Consideration                                               11
Permits                                                                       5
Person                                                                        5
Proceeding                                                                    5
PWC                                                                          44
Recipients                                                                   13
Requisite Regulatory Approvals                                                5
SEC                                                                           5
Secretary of State                                                            6
Securities                                                                   41
Securities Act                                                                5
Special Costs                                                                 5
Stock Option Plan                                                             9
Stockholder Approval                                                          5
Stockholder Notice                                                           43
Stockholders                                                                  1
Stockholders Agreement                                                        5
Stockholders Representative                                                   1
Subsidiary                                                                    5
Surveys                                                                      26
Surviving Corporation                                                         6
Target Net Working Capital                                                    5
Tax Return                                                                   23
Taxes                                                                        23
Transaction Bonus Agreements                                                  6
Warrant Agreement                                                             6
Working Capital Adjustment Amount                                            11
Working Capital Statement                                                    11
Written Consent                                                               1

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                          AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated September 15, 2006, among TravelCenters of America, Inc., a Delaware corporation (the "COMPANY"), Hospitality Properties Trust, a Maryland real estate investment trust ("PARENT"), HPT TA Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Oak Hill Capital Partners, L.P., a Delaware limited partnership ("OAK HILL"), solely in its capacity as the representative for the stockholders of the Company as further provided herein (in such capacity, the "STOCKHOLDERS REPRESENTATIVE").

          WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the "MERGER") of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), upon the terms and subject to the conditions set forth herein,
(ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

          WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein; and

          WHEREAS, simultaneously herewith, each of the stockholders of the Company listed on SCHEDULE 4.04(b) hereto (the "STOCKHOLDERS"), who collectively own in excess of 90% of the voting power of the Company, will execute and deliver a written consent (the "WRITTEN CONSENT") (i) approving this Agreement, the Merger and the other transactions contemplated hereby, and (ii) designating Oak Hill as the Stockholders Representative.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties hereto contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and subject to the satisfaction or waiver of the conditions hereof, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. CERTAIN DEFINITIONS.

          Certain terms used in this Agreement and the Schedules hereto are defined as follows:

          "ADDITIONAL TRANSACTION BONUSES" means the transaction bonuses granted by the Company to senior executives of the Company between the date hereof and the Closing Date.


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          "AFFILIATE" of a Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

          "CLOSING DATE" shall mean the date on which the Closing occurs.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "COMPANY CLOSING COSTS" shall mean (i) any and all costs and expenses of the Company or its Affiliates incurred prior to the Effective Time in connection with, or as a result of or related to, the sale process with respect to the Company and the negotiation, preparation, execution and closing of the transactions contemplated hereby, including, but not limited to, the fees and expenses of all professional advisors, investment bankers, brokers, accountants, attorneys, consultants, engineers and representatives of the Company or its Affiliates and (ii) the amount of any Additional Transaction Bonuses; PROVIDED, HOWEVER, any Special Costs shall not be deemed to be, or included in the calculation of, Company Closing Costs.

          "COMPANY COMMON STOCK" shall mean the Common Stock, $0.0001 par value per share, of the Company.

          "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change or effect that is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, other than any change or effect resulting from (i) changes in general economic conditions, (ii) general changes or developments in the industries in which the Company and the Company Subsidiaries operate, including changes in refined product margin, (iii) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and the Company Subsidiaries, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein,
(iv) changes in any Tax Laws or applicable accounting regulations or principles or (v) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by the United States or any other national or international calamity, unless, in the case of the foregoing clauses (i) and (ii), such changes referred to therein have a materially disproportionate effect on the Company and the Company Subsidiaries taken as a whole relative to other participants in the industries in which the Company and the Company Subsidiaries operate.

          "COMPANY STOCK" shall mean all shares of the Company's capital stock authorized, issued or outstanding prior to the Effective Time, of whatever class or series, including all of the Company Common Stock.

          "COMPANY SUBSIDIARY" shall mean any Subsidiary of the Company.

          "COMPANY WARRANT" shall mean each Initial Warrant or Contingent Warrant (as defined in the Warrant Agreement) issued by the Company to purchase shares of Company Common Stock.


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          "DATAROOM" shall mean the online data rooms (Intralinks and ENFOS)
established by Lehman Brothers for purposes of the transactions contemplated by this Agreement.

          "EFFECTIVE TIME" shall mean such date and time as mutually agreed by the parties hereto and set forth in the Certificate of Merger.

          "ENVIRONMENTAL LAW" shall mean any and all applicable Laws of any Governmental Entity relating to protection of natural resources, the environment or human health (as relating to exposure to hazardous or toxic substances, materials or chemicals including petroleum, gasoline, diesel fuel, asbestos and polychlorinated biphenyls).

          "ENVIRONMENTAL PERMIT" shall mean any license, permit, authorization or registration required by any Environmental Law for the operation of business of the Company or any Company Subsidiary.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" shall mean each trade or business (whether or not incorporated) which together with the Company would be deemed to be a 'single employer' within the meaning of Section 4001(b)(1) of ERISA or subsections (b),
(c), (m) or (o) of Section 414 of the Code.

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "FULLY DILUTED Basis" means, when used with respect to the outstanding number of shares of Company Stock as of any date, the sum of (i) all shares of Company Stock outstanding on that date PLUS (ii) the number of shares of Company Common Stock issuable upon the exercise, exchange or conversion of (A) all Company Stock Options vested prior to the date hereof and vesting and exercisable at the Effective Time pursuant to their terms and (B) the Company Warrants.

          "GAAP" shall mean United States generally accepted accounting principles consistently applied.

          "GOVERNMENTAL ENTITY" shall mean any federal, state, local or foreign government or political subdivision thereof, or any court, administrative agency or commission, or other governmental authority or instrumentality or any subdivision thereof.

          "HAZARDOUS MATERIALS" shall mean any substance, material, waste, pollutant, or contaminant that is regulated as toxic or hazardous or other term of similar regulatory import or that is subject to remedial, investigatory or reporting obligations under any Environmental Law including petroleum and petroleum products (including oil, gasoline and diesel fuel), friable asbestos and polychlorinated biphenyls.

          "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

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          "INDEBTEDNESS" means, with respect to the Company and the Company
Subsidiaries, without duplication and exclusive of Intercompany Indebtedness, all indebtedness for borrowed money, including the aggregate principal amount of, and any accrued interest and applicable prepayment charges or premiums (including any "make-whole" or similar premium or penalty payable in connection with redemption or otherwise extinguishing such indebtedness whether or not then due) with respect to all borrowed money, purchase money financing and capitalized lease obligations.

          "INTERCOMPANY INDEBTEDNESS" means, with respect to the Company and the Company Subsidiaries, all outstanding Indebtedness owed by the Company or any Company Subsidiary to the Company or any other Company Subsidiary.

          "INTEREST FACTOR" means an amount equal to the Merger Consideration (calculated excluding the Interest Factor) times the interest rate set forth in
SCHEDULE 1.01 hereto (accruing on a per diem basis), compounded monthly, for the period, if any, from and including February 1, 2007 to and including the Closing Date.

          "IRS" shall mean the United States Internal Revenue Service, or any successor agency thereto.

          "JUDGMENT" shall mean any and all judgments, orders, writs, directives, rulings, decisions, injunctions (temporary, preliminary or permanent), decrees or awards of any Governmental Entity.

          "KNOWLEDGE" in the phrase "TO ITS KNOWLEDGE" or a similar phrase, when used to qualify a representation of a party, shall be deemed to be the actual knowledge, after reasonable investigation, of (i) the individuals listed on
SCHEDULE 1.01(a) hereto, if the Company is making such representation, and (ii) the individuals listed on SCHEDULE 1.01(b) hereto, if Parent or Merger Sub is making such representation, in each case, at the time such representation is made.

          "LAW" shall mean all laws (whether statutory or otherwise), ordinances, codes, rules, regulations and Judgments of all Governmental Entities.

          "LIABILITIES" shall mean any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due.

          "LIEN" shall mean, with respect to any property or asset, any mortgage, pledge, security interest, lien (statutory or other), charge, encumbrance or other similar restrictions or limitations of any kind or nature whatsoever on or with respect to such property or asset.

          "PARENT CLOSING COSTS" shall mean any and all costs and expenses of Parent, Merger Sub or their Affiliates incurred in connection with, or as a result of, the negotiation, preparation, execution and closing of the transactions contemplated hereby, including, but not limited to, the fees and expenses of all professional advisors, investment bankers, brokers, accountants, attorneys, consultants, engineers and representatives of Parent, Merger Sub or their Affiliates.

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          "PERMITS" shall mean all franchises, licenses, authorizations, approvals, permits (excluding Environmental Permits), consents or other rights granted by any Governmental Entity and all certificates of convenience or necessity, immunities, privileges, licenses, concessions, consents, grants, ordinances and other rights, of every character whatsoever required for the conduct of business and the use of properties by the Company and the Company Subsidiaries as currently conducted or used.

          "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity or government or any agency or political subdivision thereof.

          "PROCEEDING" shall mean any action, claim, suit, or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation.

          "REQUISITE REGULATORY APPROVALS" shall mean all permits, approvals, consents and filings required to be obtained or made with or by any Governmental Entity under any Law or Judgment, and all waiting periods required to expire prior to the Merger under applicable Laws, including notifications, approvals and filings pursuant to the HSR Act.

          "SEC" shall mean the Securities and Exchange Commission.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "SPECIAL COSTS" shall mean (i) any costs incurred by the Company related to the Evaluation of Environmental Liabilities Associated with TravelCenters of America, dated August 2006, prepared by Environ International Corporation, (ii) any and all costs and expenses incurred by the Company in connection with any title searches, title insurance commitments or title insurance policies, including endorsements, obtained in connection with the Merger or the Financing, and (iii) any and all out of pocket costs and expenses, as specifically requested or approved by Parent or Merger Sub in writing, (x) paid by the Company or any Company Subsidiary prior to the Effective Time or (y) accrued by the Company or any Company Subsidiary on the Actual Balance Sheet, in order for the Company or any Company Subsidiary to comply with its obligations pursuant to Section 6.09 or otherwise.

          "STOCKHOLDER APPROVAL" shall mean the adoption and approval of this Agreement and the Merger by the affirmative vote of or the written consent by the holders of a majority of outstanding shares of all classes of the Company Stock voting together as a single class.

          "STOCKHOLDERS AGREEMENT" shall mean the Stockholders' Agreement, dated as of November 14, 2000, as amended, among the Company, the Stockholders Representative, the other Stockholders and the other parties thereto.

          "SUBSIDIARY" shall mean, in respect of any specified Person, any company or other entity of which 50% or more of the outstanding share capital or other equity interest is owned, directly or indirectly, by such specified Person.

          "TARGET NET WORKING CAPITAL" shall mean $100,000,000.

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          "TRANSACTION BONUS AGREEMENTS" shall mean those agreements between the
Company and certain employees of the Company or a Company Subsidiary set forth on SCHEDULE 3.01(ix).

          "WARRANT AGREEMENT" shall mean that Warrant Agreement, dated as of November 14, 2000, as amended, between the Company and State Street Bank and Trust Company, as warrant agent.

                                   ARTICLE II

                                   THE MERGER

          SECTION 2.01. THE MERGER.

          On the Closing Date, subject to the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the DGCL, with the Company being the surviving corporation (following the Merger, the "SURVIVING CORPORATION"). The Company and Merger Sub are sometimes collectively referred to as the "CONSTITUENT CORPORATIONS." The Merger shall be effective at the Effective Time when a Certificate of Merger, together with any other documents required by the Laws of the State of Delaware to effectuate the Merger (collectively, the "CERTIFICATE OF MERGER"), properly executed shall be filed with the Secretary of State of the State of Delaware (the "SECRETARY OF STATE"), which filing shall be made on the Closing Date, as provided for in
Section 8.01(a).

          SECTION 2.02. EFFECT OF MERGER.

          By virtue of the Merger, as of the Effective Time, all rights, privileges, immunities, powers and purposes of the Company and Merger Sub, and all the property, real and personal, including causes of action, and every other asset of the Company and Merger Sub, shall vest in the Surviving Corporation, without any further act or deed, and the separate existence of Merger Sub shall cease and the corporate existence of the Company as the Surviving Corporation and a corporation organized under the DGCL shall continue unaffected and unimpaired by the Merger. The Surviving Corporation shall assume and be liable for all the Liabilities, obligations and penalties of the Company and Merger Sub. No liability or obligation due or to become due, and no claim or demand for any cause of action existing against either the Company or Merger Sub, or any stockholder, officer or director thereof, shall be released or impaired by the Merger. No Proceeding, whether civil or criminal, then pending by or against either the Company or Merger Sub or any stockholder, officer or director thereof, shall abate or be discontinued as a result of or by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, or the Surviving Corporation may be substituted in such Proceeding in place of either the Company or Merger Sub.

          SECTION 2.03. ADDITIONAL ACTIONS.

          If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under, any of the rights, properties or assets of the

Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or (ii) otherwise carry out the purposes of this Agreement, the Company and its officers and directors and Merger Sub and its officers and directors shall be deemed to have granted the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all rights, title, properties or assets in the Surviving Corporation or to otherwise carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and of Merger Sub or otherwise to take any and all such actions.

          SECTION 2.04. CERTIFICATE OF INCORPORATION BY-LAWS, DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

          (a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, subject to the requirements of Section 6.07(b) hereof, be amended to read in its entirety as the certificate of incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be TravelCenters of America, Inc. and the provision in the certificate of incorporation of Merger Sub naming its incorporator shall be omitted.

          (b) At the Effective Time, the by-laws of the Surviving Corporation shall, subject to the requirements of Section 6.07(b) hereof, be amended so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except the references to Merger Sub's name shall be replaced by references to TravelCenters of America, Inc.

          (c) The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and applicable Law. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

          SECTION 2.05. EFFECT OF MERGER ON CAPITAL STOCK OF CONSTITUENT CORPORATIONS.

          At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any class of capital stock of the Constituent Corporations, the following shall occur:

          (a) CONVERSION OF COMPANY STOCK. Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares to be canceled pursuant to Section 2.05(c) and (y) Dissenting Shares) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash from Parent in an amount equal to the Per Share Merger Consideration payable to the holder thereof, without interest thereon, upon the surrender of the certificate previously representing such share of Company Common Stock.

          (b) SHARES OF MERGER SUB. Each share of the common stock, $0.01 par value per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or any other Person, be converted into one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

          (c) TREASURY SHARES OF COMPANY; PARENT OWNED SHARES. All shares of Company Stock held in the treasury of the Company and each share of Company Stock owned or otherwise held by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (d) SHARES OF DISSENTING STOCKHOLDERS.

               (i) Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock that are issued and outstanding as of the Effective Time and that are held by a holder who has properly exercised such holder's appraisal rights (the "DISSENTING SHARES") under the DGCL shall not be converted into the right to receive the consideration provided for in this Section 2.05, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right, each share of such holder's Company Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the consideration provided for in this Section 2.05.

               (ii) The Company shall give Parent prompt notice of any notice or demands for appraisal or payment for shares of Company Stock received by the Company. The Company shall not, without the prior written consent of Parent (not to be unreasonably withheld), make any payment with respect to, or settle, offer to settle or otherwise negotiate, with respect to any such demands.

               (iii) Dissenting Shares, if any, after payments of fair value in respect thereto have been made to the holders thereof pursuant to the DGCL, shall be canceled.

          (e) STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock on the records of the Company. If, after the Effective Time, certificates previously representing shares of Company Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for cash pursuant to the provisions of this Section 2.05.

          (f) CANCELLATION AND RETIREMENT OF SHARES OF COMPANY STOCK. At and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock shall cease to have any rights as stockholders of the Company, except the right to receive the cash into which their shares of Company Stock have been converted by the Merger as provided in Section 2.05(a).

          SECTION 2.06. EFFECT OF MERGER ON COMPANY STOCK OPTIONS AND COMPANY WARRANTS.

          (a) At the Effective Time, each stock option granted under the 2001 Stock Incentive Plan of TravelCenters of America, Inc. (the "2001 STOCK OPTION PLAN") that is outstanding and unexercised at the Effective Time (a "COMPANY STOCK OPTION") shall be cancelled at the Effective Time. In exchange for such cancellation, the holder of such Company Stock Option shall receive the right to payment from Parent immediately following the Effective Time (subject to any applicable withholding taxes), in respect of the portion of the Company Stock Option that is exercisable at the Effective Time by its terms (prior to giving effect to such cancellation), of an amount in cash equal to (1) the total number of shares of Company Common Stock subject to such exercisable portion of such Company Stock Option held by such holder, MULTIPLIED BY (2) the excess, if any, of the Per Share Merger Consideration (calculated based on the Estimated Merger Consideration, subject to subsequent adjustment pursuant to Section 3.02) over the exercise price per share of the Company Stock set forth in such Company Stock Option subject to such exercisable portion of such Company Stock Option held by such holder (such exercise price, the "COMPANY STOCK OPTION EXERCISE PRICE").

          (b) As soon as practicable following the date of this Agreement, the Company shall use commercially reasonable efforts to take such actions and obtain such consents as are necessary under the Warrant Agreement to amend the Warrant Agreement in order to provide that each Company Warrant that is outstanding and unexercised at the Effective Time shall be cancelled at the Effective Time. In exchange for such cancellation, the holders of the Company Warrants shall receive the right to payment from Parent immediately following the Effective Time (subject to any applicable withholding taxes), of an amount in cash equal to (1) the total number of shares of Company Common Stock for which such Company Warrant was exercisable for immediately prior to cancellation, MULTIPLIED BY (2) the excess of the Per Share Merger Consideration (calculated based on the Estimated Merger Consideration, subject to subsequent adjustment pursuant to Section 3.02) over the exercise price per share of the Company Common Stock set forth in such Company Warrant (such exercise price, the "COMPANY WARRANT EXERCISE PRICE"). If the Warrant Agreement is not so amended, immediately following the Effective Time, Parent shall deposit with the Warrant Agent (as defined in the Warrant Agreement) an amount equal to the excess of the Per Share Merger Consideration (calculated based on the Estimated Merger Consideration, subject to subsequent adjustment pursuant to Section 3.02) multiplied by the total number of shares of Company Common Stock for which all Company Warrants were exercisable for immediately prior to the Effective Time over the aggregate sum of the Company Warrant Exercise Price for all Company Warrants outstanding and unexercised immediately prior to the Effective Time.

          SECTION 2.07. WITHHOLDING.

          Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person under this Article II, such amounts as are required to be deducted and withheld under any provision of applicable Law.

                                   ARTICLE III

                         PAYMENT OF MERGER CONSIDERATION

          SECTION 3.01. MERGER CONSIDERATION.

               The "MERGER CONSIDERATION" shall be an amount equal to:

               (i) One billion, nine hundred twenty-five million Dollars ($1,925,000,000.00),

               (ii) PLUS the aggregate sum of the Company Stock Option Exercise Price for all Company Stock Options (or portions thereof) that are exercisable at the Effective Time by their terms,

               (iii) PLUS the aggregate sum of the Company Warrant Exercise Price for all Company Warrants,

               (iv) PLUS an amount equal to any Special Costs to the extent paid prior to the Effective Time or accrued as a Liability on the Actual Balance Sheet,

               (v) MINUS the aggregate amount of Indebtedness of the Company and the Company Subsidiaries as of the close of business on the day immediately preceding the Closing Date,

               (vi) MINUS the amount, if any, by which the Estimated Net Working Capital (as defined below) is less than the Target Net Working Capital;

               (vii) PLUS the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital;

               (viii) PLUS OR MINUS, as the case may be, the amount of any upward or downward adjustment (if any) of the Merger Consideration, respectively, pursuant to Section 3.02 in an amount equal to the Working Capital Adjustment Amount (as defined below),

               (ix) MINUS 50% of the aggregate amount of all amounts payable to employees of the Company or a Company Subsidiary pursuant to the Transaction Bonus Agreements (the "CLOSING TRANSACTION BONUS PAYOUT AMOUNT");

               (x) MINUS the amount of any Company Closing Costs to the extent payable by the Company or a Company Subsidiary after the close of business on the day immediately preceding the Closing Date; and

               (xi)   PLUS an amount equal to the Interest Factor.

The "PER SHARE MERGER CONSIDERATION" shall be (A) the Merger Consideration DIVIDED BY (B) the aggregate number of shares of Company Stock outstanding immediately prior to the Effective Time (calculated on a Fully Diluted Basis). The "ESTIMATED MERGER CONSIDERATION" and the "ESTIMATED PER SHARE MERGER CONSIDERATION" shall mean the Merger Consideration and the Per Share Merger Consideration (in each case, calculated without giving effect to Section 3.01(viii)) as estimated in good faith by the Company no more than three (3) days prior to the Closing. Copies of such estimates (and the Company's calculation thereof) shall be provided to Parent and Merger Sub prior to the Closing Date.

          SECTION 3.02. POST-CLOSING ADJUSTMENT OF MERGER CONSIDERATION.

          (a) ESTIMATED NET WORKING CAPITAL. The Company shall, concurrently with the delivery to Parent and Merger Sub of its calculations of the Estimated Merger Consideration and Estimated Per Share Merger Consideration, cause to be prepared and delivered to Parent and Merger Sub a statement setting forth the estimated calculation of the Net Working Capital (as defined below) (the "ESTIMATED NET WORKING CAPITAL") as of the close of business on the day immediately preceding the Closing Date. "NET WORKING CAPITAL" shall mean the current assets less the current liabilities of the Company and the Company Subsidiaries, all as determined in accordance with GAAP applied in a manner consistent with the Company Balance Sheet; PROVIDED that, in determining Net Working Capital, the following shall be excluded: (i) the current portion of any Indebtedness; (ii) Company Closing Costs to the extent a deduct in calculating the Merger Consideration pursuant to Section 3.01(x) and (iii) the Closing Transaction Bonus Payout Amount.

          (b) ACTUAL BALANCE SHEET AND WORKING CAPITAL STATEMENT. Within forty-five (45) days following the Closing Date, Parent shall deliver to the Stockholders Representative and the Escrow Agent a consolidated balance sheet of the Company and the Company Subsidiaries as of the close of business on the day immediately preceding the Closing Date prepared in accordance with GAAP applied on a basis consistent with the Company Balance Sheet and shall reflect a pro rata portion of all known adjustments which would be required in a year-end closing of the books of the Company and the Company Subsidiaries but shall not give effect to any changes in accruals (including tax accruals with respect to the exercise or cancellation of Company Stock Options between January 1, 2006 and the Effective Time) for any items resulting from the transactions contemplated hereby (the "ACTUAL BALANCE SHEET"). The Actual Balance Sheet shall be accompanied by a statement, certified by the Chief Financial Officer of the Surviving Corporation (the "WORKING CAPITAL STATEMENT"), that sets forth in reasonable detail the Actual Net Working Capital, the Working Capital Adjustment Amount, and the final calculation of the Merger Consideration. The "ACTUAL NET WORKING CAPITAL" shall mean the Net Working Capital of the Company and the Company Subsidiaries as of the close of business on the day immediately preceding the Closing Date. The "WORKING CAPITAL ADJUSTMENT AMOUNT" shall mean the difference between the Estimated Net Working Capital and the Actual Net

Working Capital. The Surviving Corporation shall give the Stockholders Representative reasonable access to its books, records, work papers (including, to the extent applicable, accountants' work papers, subject to such confidentiality restrictions as the Surviving Corporation's accountants shall reasonably request) and employees in connection with the review by the Stockholders Representative of the Actual Balance Sheet and the Working Capital Statement. In the course of preparing the Actual Balance Sheet and the Working Capital Statement, Parent may consult with the Stockholders Representative in order to resolve any issues that otherwise might become the subject of a dispute under Section 3.02(c).

          (c) DISPUTE RESOLUTION. The Stockholders Representative may dispute the calculation of the Actual Net Working Capital, the Working Capital Adjustment Amount or the calculation of the Merger Consideration set forth in the Working Capital Statement by delivering a written notice (a "NOTICE OF DISAGREEMENT") to Parent, the Surviving Corporation and the Escrow Agent within thirty (30) days following the delivery of the Working Capital Statement to the Stockholders Representative. Any Notice of Disagreement delivered pursuant to this Section 3.02(c) shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If the Stockholders Representative fails to deliver a timely Notice of Disagreement, Parent's calculation of the Actual Net Working Capital, the Working Capital Adjustment Amount or the calculation of the Merger Consideration (as set forth in the Working Capital Statement) shall be deemed the final Actual Net Working Capital, the Working Capital Adjustment Amount and/or Merger Consideration, as applicable. During the thirty (30) days following the delivery of a Notice of Disagreement, Parent and the Stockholders Representative shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement and such final resolution shall be the final Merger Consideration. If at the end of such 30-day period, the parties are unable to resolve such dispute, the parties shall submit the dispute to Deloitte & Touche LLP ("D&T") or, if D&T is unavailable, another mutually satisfactory (to Parent and the Stockholders Representative) independent "big-four" accounting firm (the "ACCOUNTING FIRM") for its review and resolution of all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Disagreement, and the Accounting Firm shall make final determinations of the Actual Net Working Capital, the Working Capital Adjustment Amount and/or the Merger Consideration in accordance with the guidelines and procedures set forth in this Agreement. If the parties are unable to mutually agree on the selection of the Accounting Firm, the "big-four" accounting firm that is not D&T or the independent public accountants of the Company and Parent shall serve as the Accounting Firm. The parties will cooperate with the Accounting Firm during the term of its engagement. In resolving any matters in dispute with respect to any assets or liabilities as to which both the Stockholders Representative and Parent have assigned values, the Accounting Firm may not assign a value to any item in dispute greater than the greatest value for such item assigned by the Stockholders Representative, on the one hand, or by Parent, on the other hand, or less than the smallest value for such item assigned by the Stockholders Representative, on the one hand, or by Parent, on the other hand. The Accounting Firm's determination will be based solely on presentations (including work papers) by the Stockholders Representative and Parent or by their respective representatives which are in accordance with the guidelines and procedures set forth in this Agreement (I.E., not on the basis of an independent review). The determination of the Actual Net Working Capital, Working Capital Adjustment Amount and the Merger Consideration shall become final and binding on the parties and such determination of the Merger Consideration shall be deemed the final Merger Consideration on the date the Accounting Firm delivers to the Stockholders Representative, Parent and the Surviving Corporation its final resolution in writing (such resolution, the "FINAL STATEMENT") (and the parties will direct the Accounting Firm to complete its determination and deliver the Final Statement within thirty (30) days following the submission of the disputed matters to it). The fees and expenses of the Accounting Firm shall be paid by (i) Parent if the final calculation of the Merger Consideration, as set forth in the Final Statement, is greater than the amount of the Merger Consideration as set forth in the Working Capital Statement and (ii) the holders of shares of Company Stock, Company Stock Options and the Company Warrants (collectively, the "COMPANY SECURITIES") (but only such holders of Company Stock Options all or a portion of which are exercisable at the Effective Time by their terms) on a pro rata basis based upon their respective percentages of the Merger Consideration, if the final calculation of the Merger Consideration, as set forth in the Final Statement, is less than or equal to the amount of the Merger Consideration as set forth in the Working Capital Statement. To the extent such fees and expenses of the Accounting Firm are payable by the holders of the Company Securities, such fees and expenses shall be paid using the funds deposited into the Escrow Fund to the extent such holders are entitled to such funds.

          (d) PAYMENT OF ADJUSTMENT TO MERGER CONSIDERATION.

               (i) EXCESS PAYMENT. If the Estimated Merger Consideration is GREATER THAN the Merger Consideration as finally determined pursuant to this
Section 3.02 (such difference, an "EXCESS PAYMENT"), then an aggregate amount equal to such Excess Payment shall be distributed to Parent from the Escrow Fund (after deducting any applicable fees and expenses of the Accounting Firm payable by Parent (if any) in accordance with Section 3.02(c)). Any remaining funds in the Escrow Fund (after deducting any applicable fees and expenses of the Accounting Firm payable by the holders of the Company Securities (if any) in accordance with Section 3.02(c)) shall be distributed to the holders of the Company Securities eligible to receive such distributions from the Escrow Fund as determined based on the final Per Share Merger Consideration (such holders collectively, the "RECIPIENTS") pursuant to the Escrow Agreement. If the Excess Payment exceeds the aggregate amount of the Escrow Fund, then each Recipient entitled to receive distributions from the Escrow Fund shall, on demand, pay to Parent a pro rata amount of such excess based upon their respective rights to receive the Merger Consideration.

               (ii) PAYMENT SHORTFALL. If the Estimated Merger Consideration is LESS THAN the final Merger Consideration (such difference, a "PAYMENT SHORTFALL"), then (A) Parent shall pay to the holders of Company Securities an aggregate amount (after deducting any applicable fees and expenses of the Accounting Firm payable by the holders of the Company Securities (if any) in accordance with Section 3.02(c)) equal to the Payment Shortfall, to be distributed based on their respective rights to receive the Merger Consideration and (B) each Recipient, as appropriate and depending upon such Recipient's interest in and to the Escrow Fund, shall receive from such fund such Recipient's relative interest in the Escrow Fund pursuant to the Escrow Agreement.

               (iii) DISTRIBUTIONS. The parties hereto agree that any and all distributions which are required to be made from the Escrow Fund under this
Section 3.02 shall be made in accordance with the Escrow Agreement.

          SECTION 3.03. ESCROW AGREEMENT AND ESCROW FUND.

          At or prior to the Closing, Parent, the Company, the Stockholders Representative and The Bank of New York (the "ESCROW AGENT") shall enter into an Escrow Agreement on mutually agreeable terms consistent with the terms of this Agreement or as may be acceptable to the parties thereto (the "ESCROW AGREEMENT"). The Escrow Agreement shall provide for the creation of an escrow fund (the "ESCROW FUND") consisting of Ten Million Dollars ($10,000,000) of the Merger Consideration (the "ESCROW AMOUNT") to be applied to any downward adjustment of the Merger Consideration pursuant to Section 3.02. The Escrow Agreement shall contain provisions with respect to the timing and procedure of distributions of funds from the Escrow Fund consistent with the terms hereof.

          SECTION 3.04. EXCHANGE OF CERTIFICATES REPRESENTING COMPANY
SECURITIES.

          (a) EXCHANGE AGENT. Immediately following the Effective Time (but in any event on the Closing Date), Parent shall deposit with an exchange agent selected by the Parent and reasonably acceptable to the Company (the "EXCHANGE AGENT"), for the benefit of the holders of Company Securities (other than the Company Warrants if they have not been amended), for exchange in accordance with this Agreement, an amount equal to (i) the Estimated Merger Consideration MINUS
(ii) the Escrow Amount, MINUS (iii) the product of (A) the Per Share Merger Consideration (calculated based on the Estimated Merger Consideration) and (B) the total number of Dissenting Shares, and, if the Company Warrants have not been amended, MINUS (iv) an amount equal to the excess, if any, of the Per Share Merger Consideration (calculated based on the Estimated Merger Consideration) MULTIPLIED BY The total number of shares of Company Common Stock for which all Company Warrants were exercisable for immediately prior to the Effective Time over the aggregate sum of the Company Warrant Exercise Price for all Company Warrants outstanding and unexercised immediately prior to the Effective Time (the "EXCHANGE FUND") (it being understood that any adjustment to the Estimated Merger Consideration pursuant to Section 3.02 shall be paid in accordance with such section). Immediately following the Effective Time (but in any event on the Closing Date), Parent shall deposit the Escrow Amount with the Escrow Agent, which shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate, certificates or instruments as of the Effective Time (other than instruments representing Company Warrants, if they have not been amended) which immediately prior to the Effective Time represented Company Securities (the "CERTIFICATES"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor (collectively, the "LETTER OF TRANSMITTAL"), which Letter of Transmittal shall include (i) representations of the holder for the benefit of the Surviving Corporation regarding title to the Company Securities, due authorization to sell or transfer the Company Securities pursuant to the terms of this Agreement, and the absence of any conflicts or breaches by such holder in connection therewith, (ii) an agreement for the benefit of Parent that such holder shall pay to Parent, to the extent applicable, such stockholders' pro rata portion of the amounts required to be paid pursuant to Section 3.02(d)(i) plus any cost of collection thereof, (iii) such information as the Stockholders Representative may reasonably request be included therein, including an agreement for the benefit of the Stockholders Representative that such holder agrees to Oak Hill's designation as the Stockholders Representative and that Oak Hill shall have the full and exclusive authority to, in its capacity as the Stockholders Representative, execute any and all instruments or other documents on behalf of such holder, and do any and all other acts or things on behalf of such holder, which the Stockholders Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the Merger and the other transactions contemplated hereby, including (w) agreeing with Parent or Merger Sub with respect to any matter or thing required or deemed necessary by the Stockholders Representative in connection with the provisions of this Agreement calling for the agreement of the holder and giving and receiving notices on behalf of the holder, all in the absolute discretion of the Stockholders Representative, (x) in general, doing all things and performing all acts, including executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by the Stockholders Representative to be necessary or advisable in connection with, this Agreement,
(y) executing and delivering the Escrow Agreement, and (z) negotiating, settling, compromising and otherwise handling the post-closing adjustment of the Merger Consideration pursuant to Section 3.02, and (iv) such other documents as may reasonably be required in connection with such surrender, in customary form to be agreed upon by the Company and Parent prior thereto, including a certificate of each holder of Company Stock conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that such holder is not a "foreign person" for purposes of Section 1445 of the Code (a "FIRPTA CERTIFICATE") or, for those holders of Company Stock who are "foreign persons" for purposes of Section 1445 of the Code, a statement to that effect.

          (b) EXCHANGE PROCEDURES.

               (i) After the Effective Time, each holder of Certificate(s) shall, upon surrender to the Exchange Agent of such Certificate(s) and a fully and properly completed Letter of Transmittal and acceptance thereof by the Exchange Agent, be entitled to receive the amount of the Merger Consideration into which such surrendered Certificate(s) have been converted or exchanged pursuant to this Agreement.

               (ii) After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Certificates, and if Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration into which such Certificates have been converted or exchanged pursuant to this Agreement. If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of such exchange that the Certificate so surrendered shall properly be endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Surviving Corporation or its transfer agent any transfer or other taxes required, or establish to the satisfaction of the Surviving Corporation or its transfer agent that such taxes have been paid or are not applicable.

               (iii) Until surrendered as contemplated by this Section 3.04(b), each Certificate (for the purposes of clarification, excluding certificates relating to Company Warrants, if the Company Warrants have not been amended prior to the Effective Time) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which such Certificate has been converted or exchanged pursuant to this Agreement and after the Effective Time the holders thereof shall cease to have any other rights as holders of Company Securities. No interest will be paid or will accrue on any amount payable to holders of Company Securities as Merger Consideration.

          (c) NO FURTHER RIGHTS IN COMPANY SECURITIES. All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Securities represented thereby.

          (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates upon the expiration of two years following the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Securities who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation, and only as general creditors thereof, for payment of any claim for Merger Consideration.

          (e) NO LIABILITY. None of the Surviving Corporation, Parent, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any cash or other assets from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to the later of (i) two years after the Effective Time and (ii) immediately prior to the date on which any cash or other assets, if any, in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash or other assets in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

          (f) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest the cash included in the Exchange Fund in a money market deposit account selected by Parent prior to the Closing. Any interest and other income resulting from such investments shall be paid to Parent.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Merger Sub as follows:

          SECTION 4.01. ORGANIZATION.

          Each of the Company and each Company Subsidiary is a corporation or other entity duly organized, validly existing and (to the extent the concept of good standing is applicable to such entity) in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction where such qualification or licensing is necessary, except where the failure to so qualify or be so licensed would not, individually or in the aggregate, have a Company Material Adverse Effect.

          SECTION 4.02. SUBSIDIARIES.

          SCHEDULE 4.02 sets forth a list, as of the date hereof of (a) all Company Subsidiaries and (b) all other entities in which the Company or any Company Subsidiary has an aggregate equity investment in excess of $100,000 (other than through a mutual fund or similar investment account). Except as set forth in SCHEDULE 4.02, all outstanding shares of stock of any Company Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, and are owned, directly or indirectly, by the Company free and clear of any Liens, and there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of such Company Subsidiary or any securities or obligations convertible or exchangeable for such shares or to grant, extend or enter into any such option, warrants, convertible security, call, right, commitment, preemptive right or agreement. Except for transactions among Company Subsidiaries or among the Company and Company Subsidiaries, with respect to any Company Subsidiary or other entity in which the Company or any Company Subsidiary has an equity investment (other than through a mutual fund or similar investment account), neither the Company nor any Company Subsidiary has
(i) an obligation to make a loan or other capital contribution, (ii) any liability for the obligations of such entity or (iii) any other obligations to such entity.

          SECTION 4.03. CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $0.0001 per share (the "COMPANY PREFERRED STOCK"). As of the date of this
Agreement:

          (i) 6,937,003 shares of Company Common Stock were issued and outstanding,

          (ii) no shares of Company Preferred Stock were issued and outstanding,

          (iii) Company Warrants to purchase an aggregate 277,165 shares of Company Common Stock were issued and outstanding, and

          (iv) 939,375 shares of Company Common Stock were reserved and available for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of Company Stock Options issued pursuant to the 2001 Stock Option Plan.

          (b) SCHEDULE 4.03(b) sets forth the number, class or series and record owner of all Company Stock and Company Stock Options as of the date of this Agreement. All outstanding shares of Company Stock have been duly authorized, validly issued and are fully paid and non-assessable. Except for the Company Stock Options and the Company Warrants or as set forth in the Stockholders Agreement and except as set forth in SCHEDULE 4.03(b), there are no authorized or outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of Company Stock or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement. No bonds, notes or other indebtedness having the right to vote on matters on which stockholders may vote are issued or outstanding.

          SECTION 4.04. AUTHORIZATION.

          (a) THE COMPANY. The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action of the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Merger, this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors' rights generally, (ii) general principles of equity (whether applied in a proceeding at law or in equity) and (iii) any implied covenant of good faith and fair dealing.

          (b) THE STOCKHOLDERS. The class and total number of shares of Company Stock owned by each Stockholder is as set forth in SCHEDULE 4.04(b). Such shares, taken in the aggregate, represent in excess of 90% of the voting power of the Company.

          SECTION 4.05. NO VIOLATION.

          Except as set forth on SCHEDULE 4.05, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of or default or loss of any benefit under, any provision of the Company's or any Company Subsidiary's Certificate of Incorporation or By-Laws; (ii) subject to the matters described in Section 4.06, conflict with or result in any violation of or default or loss of any benefit under, any Law or Judgment of any Governmental Entity to which the Company or any Company Subsidiary is a party or to which any of its property is subject; or
(iii) conflict with, or result in a breach, termination (or right of termination) or violation of or default or loss of any benefit under the terms of any agreement, contract, indenture or other instrument to which the Company or any Company Subsidiary is a party or to which any of its property is subject, or constitute a default or loss of any right thereunder or any event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder, except with respect to clauses (ii) and (iii) hereof, where the conflict, breach, termination, violation, default, loss of benefit, acceleration or loss of right would not, individually or in the aggregate, have a Company Material Adverse Effect.

          SECTION 4.06. APPROVALS.

          The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company will not require any consent, approval, order, authorization or Permit of any counterparty to a Material Contract or a lease pursuant to which the Company or a Company Subsidiary leases the Leased Premises, or a party to any agreement, declaration, covenant, restriction, option agreement or right of first refusal affecting title to the Owned Property or Leased Premises, or any other third party, or any Governmental Entity under any Law or Judgment, other than consents, approvals, orders, authorizations, Permits and Requisite Regulatory Approvals disclosed in
SCHEDULE 4.06 and no declaration, filing or registration with any Governmental Entity is required by the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger as required by the DGCL and the filing of appropriate documents with the relevant authorities of other states in which the Company or any Company Subsidiary is qualified to do business, (ii) filings pursuant to the HSR Act, and the expiration or termination of the applicable waiting period under the HSR Act, or (iii) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to (w) have a Company Material Adverse Effect,
(x) impair in any material respect the ability of the Company to perform its obligations under this Agreement, (y) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement, or (z) filings and notices not required to be made or given until after the Effective Time.

          SECTION 4.07. FINANCIAL STATEMENTS.

          (a) SCHEDULE 4.07(a) contains copies of the following consolidated financial statements of the Company and the Company Subsidiaries (collectively, the "FINANCIAL STATEMENTS"): (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2005 and December 31, 2004 and the related statements of income and cash flows for each of the three years in the period ending December 31, 2005 (together with the notes thereto); and (ii) the unaudited consolidated balance sheet (the "COMPANY BALANCE SHEET") of the Company and the Company Subsidiaries as of June 30, 2006 (the "BALANCE SHEET DATE") and the related unaudited statements of income and cash flows for the six month period ending on the Balance Sheet Date. The Financial Statements
(i) present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Company Subsidiaries as of the dates thereof or for the periods covered thereby, except as otherwise noted therein (subject, in the case of the unaudited Financial Statements, to normal year-end adjustments) and (ii) have been prepared in accordance with GAAP applied on a consistent basis for the periods involved (except as may be indicated in the notes thereto or as described on SCHEDULE 4.07(a)).

          (b) Except as set forth in SCHEDULE 4.07(b), neither the Company nor any Company Subsidiary has any Liabilities, other than Liabilities (i) that have been specifically disclosed or accrued or reserved for in the Company Balance Sheet, (ii) that have been incurred in the ordinary course of business since the date thereof, (iii) of the type that are not required by

GAAP to be included in or, in the notes to, a balance sheet prepared in accordance with GAAP, (iv) relating to operating leases incurred in accordance with the terms of such leases in the ordinary course of business and which with respect to clauses (ii) and (iii) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          SECTION 4.08. ABSENCE OF CERTAIN TRANSACTIONS.

          Except as set forth on SCHEDULE 4.08 and except for the transactions expressly contemplated hereby, since the Balance Sheet Date, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices. Since the Balance Sheet Date, there have not been any events, changes, effects or developments which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on SCHEDULE 4.08 and except for actions following the date of this Agreement undertaken in accordance with the other provisions of this Agreement, since the Balance Sheet Date:

          (a) Neither the Company nor any Company Subsidiary has (i) declared or paid any dividend or made any other distribution with respect to Company Stock or the capital stock of any Company Subsidiary (other than dividends or distributions made by any Company Subsidiary to the Company), (ii) redeemed, purchased, canceled or otherwise acquired, directly or indirectly, any outstanding shares of Company Stock or any shares of capital stock of any Company Subsidiary (other than repurchases or acquisitions of Company Stock from management pursuant to subscription agreements entered into with such members of management), (iii) issued additional stock (other than upon the exercise or conversion of outstanding options, warrants or convertible securities), warrants, options or any other similar rights to acquire Company Stock or any shares of capital stock of any Company Subsidiary, or (iv) split, combined or reclassified any shares of Company Stock or any shares of capital stock of any Company Subsidiary or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of, shares of Company Stock or any shares of capital stock of any Company Subsidiary;

          (b) Neither the Company nor any Company Subsidiary has merged or consolidated with any other Person or reorganized, restructured, recapitalized, liquidated or filed a voluntary petition in bankruptcy;

          (c) Neither the Company nor any Company Subsidiary has incurred any obligation for borrowed money or entered into or modified any material contract, agreement, commitment or arrangement with respect to borrowed money, except borrowings in the ordinary course of business pursuant to the Company's existing revolving credit facilities;

          (d) Neither the Company nor any Company Subsidiary has granted any increase in compensation to any salaried employees or paid any bonus, except for increases in salary or wages or payment of bonuses in the ordinary course of business or in accordance with existing Employee Plans;

          (e) Other than provision of services or sales in the ordinary course of business, neither the Company nor any Company Subsidiary has
               (i) sold, leased, transferred or otherwise disposed of any of its assets having a book or market value in excess of $1,000,000 individually or $10,000,000 in the aggregate, or (ii) entered into, or consented to the entering into of, any agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets;

          (f) Neither the Company nor any Company Subsidiary has (i) incurred or committed to incur any capital expenditures or liabilities in connection therewith other than capital expenditures or liabilities that do not individually exceed $1,000,000; (ii) acquired or agreed to acquire by merging or consolidating with, or acquired or agreed to acquire by purchasing a substantial portion of the assets of, or in any other manner, any business or Person; or (iii) except with respect to inventory purchased or to be purchased for resale to customers in the ordinary course of business, acquired or agreed to acquire any other assets or made any individual lease commitments involving payments in excess of $500,000 in any one year;

          (g)  The Company has not made any material Tax election;

          (h) The Company has not changed its methods of accounting in effect at December 31, 2005, except as required by GAAP;

          (i) Neither the Company nor any Company Subsidiary has entered into or amended any Material Contract other than in the ordinary course of business; and

          (j) Neither the Company nor any Company Subsidiary has agreed or committed to do any of the foregoing.

          SECTION 4.09. TAXES.

          Except as disclosed on SCHEDULE 4.09,

          (a) all material Tax Returns that are required to be filed (taking into account all extensions) before the Effective Time for, by, on behalf of or with respect to the Company or any Company Subsidiary have been or will be filed with the applicable Governmental Entity when due and all such Tax Returns are correct and complete in all material respects and were prepared in accordance with all applicable Tax Laws;

          (b) none of such Tax Returns are now under audit or examination by any Governmental Entity the outcome of which would, individually or in the aggregate, have a Company Material Adverse Effect;

          (c) each of the Company and each Company Subsidiary has paid or will pay in full when due all Taxes due and payable or has made adequate provision in the Company Balance Sheet for all material Taxes, and neither the Company nor any Company Subsidiary has knowledge of any reason for any Governmental Entity to assess any material additional Taxes for any period for which Tax Returns have been filed except with respect to those additional Taxes for which reserves have been recorded by the Company;

          (d) no claim which currently remains unresolved has been made in writing by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or such Subsidiary currently is or may be subject to taxation by that jurisdiction;

          (e) there are no material liens for Taxes upon any asset of the Company or any Company Subsidiary other than with respect to Taxes not yet due and payable;

          (f) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to the Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has requested or received any extension of time within which to file any Tax Return, which Tax Return has not yet been filed;

          (g) the Company and each Company Subsidiary has, within the time and manner prescribed by Law, withheld, paid over and reported all Taxes required to have been withheld, paid and reported in connection with the amounts paid or owing to any employee, independent contractor, creditor, stockholder, foreign Person or other third party, except where such failure would not, individually or in the aggregate, have a Company Material Adverse Effect;

          (h) neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any tax sharing agreement or similar arrangement;

          (i) neither the Company nor any Company Subsidiary (i) is, or has been, a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is the Company, nor (ii) has any material liability for the Taxes of any entity under Treas. Reg. Section 1.1502-6 (or any similar provision of Law), or as a transferee or successor, by contract or otherwise;

          (j) none of the Company or any Company Subsidiary has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or pursuant to any similar provision of Law, and neither the IRS nor any other taxing authority has proposed any such adjustment or change in accounting method; and

          (k) the Company and each Company Subsidiary have made available to Parent complete and correct copies of all federal income Tax Returns and a summary of all material federal, state, local and foreign examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary, in each case, filed or received since January 1, 2003.

For purposes of this Agreement, "TAXES" mean all United States federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, environmental (including taxes under Code Section 59A), severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, social security (or similar), disability, transfer, registration, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, estimated, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect thereof imposed by any Governmental Entity, whether disputed or not. For purposes of this Agreement, "TAX RETURN" means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including any information return, claim for refund, amended return or declaration of estimated Tax.

          SECTION 4.10. LITIGATION.

          Except as set forth on SCHEDULE 4.10 and except as would not have a Company Material Adverse Effect, as of the date of this Agreement, (i) there are no Proceedings pending or, to the Company's knowledge, threatened against the Company or any Company Subsidiary by or before any Governmental Entity or by any Person; and (ii) neither the Company nor any Company Subsidiary is a party to or, to the Company's knowledge, bound by any Judgment.

          SECTION 4.11. ENVIRONMENTAL MATTERS.

          (a) Except as set forth on SCHEDULE 4.11(a), (i) the Company and each Company Subsidiary has been, and is, in compliance with all applicable Environmental Laws, including requirements of Environmental Permits, except where failure to comply would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect; and (ii) the Company and the Company Subsidiaries have all Environmental Permits, except for those Environmental Permits which the failure to have would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. All of the Environmental Permits are in full force and effect and have not been repealed, except where any such failure to be in effect or such repeal would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect and there is no proceeding or investigation pending, or to the knowledge of the Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, or suspension of any such Environmental Permit which would, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and each Company Subsidiary has filed when due all materially accurate and complete applications necessary to timely renew such Environmental Permits and all materially accurate and complete documents required to be filed with any Governmental Entity in connection with such Environmental Permits except where the failure to file such applications or documents would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect;

          (b) Except as set forth in SCHEDULE 4.11(b) and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no outstanding or, to the Company's knowledge, threatened claims against the Company or any Company Subsidiary (i) for damages or penalties relating to the presence, generation, transportation, treatment, storage or disposal of Hazardous Materials in, under or from any Owned Property, any Leased Premises, or any property formerly owned, leased or operated by the Company or any Company Subsidiary; or (ii) otherwise arising under Environmental Law; and neither the Company nor any Company Subsidiary has received any written request for information from any Governmental Entity regarding the disposal or release of Hazardous Materials which would, individually or in the aggregate, have a Company Material Adverse Effect;

          (c) Except as set forth in SCHEDULE 4.11(c) and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary, and, to the Company's knowledge, no other Person has disposed of, spilled, or otherwise released any Hazardous Materials at any Owned Property, any Leased Premises or any property formerly owned, leased or operated by the Company or any Company Subsidiary, other than in compliance with Environmental Laws and Hazardous Materials are not otherwise present in the environment at such properties in amounts or conditions that would reasonably be expected to result in liability under Environmental Law and none of the Company and the Company Subsidiaries has released Hazardous Materials at any other location which would reasonably be expected to result in liability under Environmental Law;

          (d) Except as set forth in SCHEDULE 4.11(d) and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) all Hazardous Materials generated by the Company or any Company Subsidiary have been stored, transported, treated and disposed of by transporters and/or treatment, storage and disposal facilities authorized under applicable Environmental Laws or maintaining valid Environmental Permits, and (ii) to the Company's knowledge, neither the Company nor any Company Subsidiary has disposed of, transported, or arranged for the disposal or transportation of any Hazardous Materials at or to any location at which there is or has been a release of Hazardous Materials into the environment which, regarding each of the foregoing, would reasonably be expected to result in liability to the Company or any Company Subsidiary under Environmental Law;

          (e) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company has made available to Parent through the Dataroom materially true, correct and complete copies of all material reports, studies, and analyses that are in the possession, custody or control of the Company or any Company Subsidiary and relate to compliance by the Company or any Company Subsidiary with Environmental Law or contamination by Hazardous Materials as they relate to the Owned Properties and Leased Premises;

          (f) Except as set forth on Schedule 4.11(f) and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has retained or assumed by contract any liability or responsibility for any environmental claims or conditions; and

          (g) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, completion of the transaction contemplated by this Agreement does not require permission of any Governmental Entity pursuant to any so-called "transaction trigger" or other Environmental Law.

          SECTION 4.12. TITLE TO PROPERTY.

          (a) SCHEDULE 4.12 identifies by street address or freeway interchange, all material real estate leased by the Company or any Company Subsidiary (the "LEASED PREMISES") or owned by the Company or any Company Subsidiary ("OWNED PROPERTY"). The Leased Premises are leased to the Company or such Company Subsidiary pursuant to written leases, true and complete copies of which (together with all amendments thereto) have been made available to Parent through the Dataroom. Except as set forth in SCHEDULE 4.12, neither the Company nor any Company Subsidiary is in material default under any material term of any lease or, to the knowledge of the Company, any declaration, restriction, covenant, option agreement or right of first refusal relating to the Leased Premises or Owned Property, nor do any state of facts exist which with the passage of time would constitute a material default of the Company or any Company Subsidiary under any material term of any lease or, to the knowledge of the Company, any declaration, restriction, covenant, option agreement or right of first refusal relating to the Leased Premises or Owned Property. True and complete copies of all title policies of the Company and the Company Subsidiaries, in the possession of the Company as of the date hereof, relating to the Owned Property and the Leased Premises have been made available to Parent through the Dataroom. The Company or a Company Subsidiary has good and valid title to the Owned Property, and good and valid leasehold title to the Leased Premises, free and clear of all Liens, except (i) for Taxes, installments of special assessments and governmental charges or levies not yet delinquent, (ii) defects or irregularities in title, recorded easements, rights of way, covenants, and other restrictions and utility easements, building restrictions, zoning restrictions, encroachments, and other similar matters and other easements and restrictions existing generally which do not and will not detract in any material respect from the value, as currently operated, of any Owned Property or Leased Premises, and do not and will not affect, in any material respect, the ability of the Company or any Company Subsidiary to conduct its business as it is currently being conducted on the Owned Property or the Leased Premises, and (iii) mechanics', carriers', construction, workers', repairers' and similar Liens arising or incurred in the ordinary course of business and
(iv) as otherwise set forth on SCHEDULE 4.12.

          (b) The Company or a Company Subsidiary has good and merchantable title to all personalty of any kind or nature owned by the Company or a Company Subsidiary, free and clear of all Liens, (including, to the Company's knowledge, Liens on the lessor's interest in leasehold estates leased to the Company), except for (i) Liens identified on SCHEDULE 4.12, (ii) Liens for taxes, assessments and governmental charges or levies not yet due and payable, (iii) Liens imposed by Law, including statutory Liens of landlords, (iv) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations, (v) mechanics', carriers', construction, workers', repairers' and similar Liens arising or incurred in the ordinary course of business, (vi) Liens incurred or deposits made in the ordinary course of business of the Company or any Company Subsidiary, (vii) Liens of lessors of personal property; or (viii) minor irregularities of title which do not materially detract from the value or use of said property and assets. The Company or a Company Subsidiary as lessee has the right under valid and subsisting leases to use, possess and control all personalty leased by and material to the Company or such Company Subsidiary as now used, possessed and controlled by the Company or such Company Subsidiary.

          SECTION 4.13. CONDITION OF PROPERTY.

          (a) All buildings, machinery, equipment and other tangible assets currently being used by the Company or any Company Subsidiary which are owned or leased by the Company or any Company Subsidiary are in good operating condition, maintenance and repair, ordinary wear and tear and casualty damage excepted, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put, except where any other conditions of any building, machinery, equipment or other tangible asset would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (b) True and complete copies of all surveys of the Company and the Company Subsidiaries relating to the Owned Property and the Leased Premises in possession of the Company as of the date hereof have been made available to Parent through the Dataroom (the "SURVEYS"). Except as set forth in SCHEDULE 4.13(b) and except as would not individually or in the aggregate have a Company Material Adverse Effect, the buildings and structures located on each of the Owned Properties and Leased Premises currently have valid legal access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such buildings and structures, and (ii) water supply, telephone, gas and electric connections, and fire protection, in each case as is necessary for the operation of such Owned Property or Leased Premises as heretofore conducted. Except as set forth in SCHEDULE 4.13(b) or as disclosed on the Surveys and except as would not individually or in the aggregate have a Company Material Adverse Effect, to the Company's knowledge, no material portion of such buildings or structures substantially encroaches upon real property of another Person and no structure of any other Person substantially encroaches upon any of the Owned Property or Leased Premises.

          SECTION 4.14. CONTRACTS.

          Except for such items with respect to the purchase of goods for resale in the ordinary course of business or intercompany transactions between or among the Company and/or Company Subsidiaries, SCHEDULE 4.14 is a complete list of all written contracts, agreements, commitments, leases, sales contracts and other agreements to which the Company or any of the Company Subsidiaries is a party as of the date of this Agreement
(i) which provide for the receipt or expenditure by the Company or any Company Subsidiary after the date of this Agreement, of more than $1,000,000 (or, in either case, its equivalent in non-cash consideration) per year; (ii) which provide for the acquisition, issuance or transfer of any securities of the Company other than this Agreement, the Company Stock Options or the Company Warrants, (iii) which create Liens on assets of the Company or any of the Company Subsidiaries as security for indebtedness for borrowed money, (iv) with any fast-food or motel franchisors; or (v) with any Stockholder (or any affiliate of any Stockholder) pursuant to which the Company (or any Company Subsidiary) will have any Liability or obligation following the Closing, (vii) all agreements with a labor union, or (viii) any agreement that limits the freedom of the Company or any Company Subsidiary to compete in any line of business with any Person or in any geographic area (all agreements, arrangements or commitments required to be identified in SCHEDULE 4.14 being hereinafter referred to as the "MATERIAL CONTRACTS"). True and complete copies of all the Material Contracts (including all written amendments thereto) identified in
SCHEDULE 4.14 have been made available to Parent through the Dataroom. Except as set forth on SCHEDULE 4.14, (i) all Material Contracts are valid and existing, and the Company and the Company Subsidiaries, have duly performed their obligations thereunder in all material respects to the extent such obligations have accrued, and (ii) no breach or default thereunder by the Company or any Company Subsidiary has occurred and is continuing, except in each case, for those failures to be valid and existing or breaches or defaults which would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

          SECTION 4.15. EMPLOYEE AND LABOR MATTERS AND PLANS.

          (a) SCHEDULE 4.15(a) lists each of the following plans, policies, arrangements and contracts which is sponsored, maintained or contributed to by the Company or any Company Subsidiary, or, in the case of any "employee pension plan" (as defined in Section 3(2) of ERISA), an ERISA Affiliate or for the benefit of any current or former employee, director or officer: (i) any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, whether or not subject to the provisions of ERISA; and (ii) any other employment, consulting, collective bargaining, stock option, stock bonus, stock purchase, phantom stock, incentive, bonus, deferred compensation, retirement, severance, change-in-control, fringe, insurance, disability, post-employment (including compensation, pension, health, medical or life insurance or other benefits), vacation, medical or dental contract, policy or arrangement which is not an employee benefit plan as defined in Section 3(3) of ERISA (each such plan, contract, policy and arrangement being herein referred to as an "EMPLOYEE PLAN").

          (b) With respect to each Employee Plan, except as set forth on
SCHEDULE 4.15(b), the Company has made available to Parent through the Dataroom true and complete copies (including amendments) of each contract, plan document and summary plan description (including any related trust agreement or insurance company contract) or, if there are no such written materials, a summary description of the Employee Plan, plus a copy of the most recent determination letter, if applicable, and a copy of the most recent Form 5500. Except as set forth on SCHEDULE 4.15(b), there have been no amendments to, written interpretations of or announcements by the Company or any Company Subsidiary published to employees relating to, or any changes in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof, for which financial statements have been provided. SCHEDULE 4.03(b) contains a complete and accurate listing of all outstanding Company Stock Options, indicating the extent vested or unvested, the extent exercisable or not, the exercise price and the name of the optionee.

          (c) Each Employee Plan has been maintained in compliance in all respects with its terms and the requirements prescribed by any and all applicable statues, orders, rules and regulations, including, but not limited to, ERISA and the Code except where the failure to be in compliance therewith would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth on SCHEDULE 4.15(c), with respect to each Employee Plan, (1) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending, or to the Company's knowledge, threatened, and
(2) to the Company's knowledge, there are no facts or circumstances that would reasonably be expected to form the basis of any such actions, suits or claims, and (3) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental Entities are in progress or pending, or to the Company's knowledge, threatened. With respect to each Employee Plan which is an "employee benefit plan" within the meaning of Section 3(3) of ERISA or which is a "plan" within the meaning of Section 4975(e) of the Code, there has occurred no transaction which is prohibited by Section 406 of ERISA or which constitutes a "prohibited transaction" under Section 4975(c) of the Code and with respect to which a prohibited transaction exemption has not been granted and is not currently in effect, except where such "prohibited transaction" would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (d) SCHEDULE 4.15(d) identifies each funded Employee Plan which is an employee pension plan within the meaning of Section 3(2) of ERISA (including a multi-employer plan within the meaning of Section 3(37) of ERISA). With respect to each such Employee Plan, (i) the Employee Plan is a qualified plan under
Section 401(a) or 403(a) of the Code, and its related trust is exempt from federal income taxation under Section 501(a) of the Code; (ii) a favorable IRS determination letter has been received and, since the date of such IRS submission, the Employee Plan has not been amended or operated in a manner which would be reasonably likely to have a Company Material Adverse Effect, nor would there result any material cost or liability to remedy any such defect; (iii) there has been no termination or partial termination within the meaning of
Section 41l(d)(3) of the Code; (iv) no Employee Plan is covered by Section 412 of the Code; and (v) no such Employee Plan is covered by Title IV of ERISA. Neither the Company nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068 of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions on or before the Closing Date to any Employee Plan which is a pension plan subject to Section 4064(a) of ERISA. No event has occurred and no condition exists, with respect to any Employee Plan that would be reasonably likely to subject the Company to any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or any other applicable Laws, which, when added to all other Liabilities under this paragraph would reasonably be expected to have a Company Material Adverse Effect.

          (e) Neither the Company nor any Company Subsidiary has any material liability in respect of post-retirement health benefits for retired employees of the Company or any Company Subsidiary except as required to avoid excise tax under Code Section 4980B or similar provisions under state law.

          (f) Except as set forth on SCHEDULE 4.15(f), the consummation of the transactions contemplated by this Agreement will not entitle any employee, officer or director to receive severance or other compensation or benefits from the Company or any Company Subsidiary which would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement or cause the acceleration of the time of payment or vesting of any award or entitlement under any Employee Plan, whether or not such occurrence would constitute a parachute payment within the meaning of Code Section 280G, and whether or not another subsequent action or event (or lack thereof) in addition to the transactions contemplated hereby would be required to trigger such occurrence.

          (g) To the Company's knowledge, since December 31, 2005, there have been no governmental audits of the equal employment opportunity practices of the Company or any Company Subsidiary. Except as set forth on SCHEDULE 4.15(g), there are no unfair labor practice charges or complaints against the Company or any Company Subsidiary pending before the National Labor Relations Board or strikes, disputes, slowdowns or stoppages pending or, to the Company's knowledge, threatened against or involving the Company that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (h) Except as set forth on SCHEDULE 4.15(h) (i) neither the Company nor any Company Subsidiary is a party to or bound by, any collective bargaining agreement with a labor union or labor organization; (ii) there is no labor practice proceeding or labor arbitration proceeding pending, or to the Company's knowledge, threatened against the Company or any Company Subsidiary; and (iii) to the Company's knowledge there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made.

          (i) The Company has made available to Parent accurate and complete copies of all material employee manuals and handbooks and a copy of the current new hire orientation package relating to the employment of the current employees of the Company and the Company Subsidiaries.

          (j) To the knowledge of the Company, neither the Company nor any Company Subsidiary has since January 1, 2006 engaged in any unfair labor practice of any nature. Since January 1, 2003, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or the Company Subsidiary, except for such slowdowns, work stoppages, disputes or activities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on SCHEDULE 4.15(j) and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints.

          SECTION 4.16 INSURANCE POLICIES.

          SCHEDULE 4.16 contains a summary description of all material insurance policies of the Company and the Company Subsidiaries and each such policy is in full force and effect. All premiums with respect to the insurance policies listed on SCHEDULE 4.16 which are due and payable prior to the Effective Time have been paid or will be paid prior to the Effective Time, and no written notice of cancellation or termination has been received by the Company with respect to any such policy. To the Company's knowledge, there are no pending claims against such insurance by the Company or any Company Subsidiary as to which the insurers have denied coverage or otherwise reserved rights that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          SECTION 4.17. INTELLECTUAL PROPERTY.

          (a) SCHEDULE 4.17 contains a list of all U.S. and foreign patents, registrations and applications for Intellectual Property owned by the Company or Company Subsidiary.

          (b) Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or have a valid license to use all Intellectual Property used in the conduct of their businesses as currently conducted; (ii) neither the Company nor any Company Subsidiary has received written notice of infringement or challenge to the right to use any Intellectual Property; (iii) to the Company's knowledge, the conduct of the Company and the Company Subsidiaries' businesses as currently conducted does not infringe or violate the Intellectual Property of any other Person and their Intellectual Property is not being infringed or violated by any other Person; and (iv) the Company and the Company Subsidiaries take reasonable steps to protect and maintain their Intellectual Property.

          (c) For the purposes of this Section 4.17, "INTELLECTUAL PROPERTY" shall mean all United States, state and foreign intellectual property, including patents, inventions, discoveries, technology, and know-how, copyrights and copyrightable works (including software and software code in any form, including source code and executable or object code), trademarks, service marks, trade names, brand names, corporate names, domain names, URLs, web sites, logos, trade dress and other source indicators, trade secrets and other confidential information.

          SECTION 4.18. PERMITS.

          The Company and the Company Subsidiaries have all Permits (exclusive of any Environmental Permits and Permits with respect to state or local sales, use or other Taxes), except for those Permits the failure to have would not, individually or in the aggregate, have or be reasonably expected to have, a Company Material Adverse Effect. All of the Permits are in full force and effect except where any such failure to be so in effect would not, individually or in the aggregate, have or be reasonably expected to have, a Company Material Adverse Effect, and there is no proceeding or investigation pending, or to the knowledge of the Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew or suspension of any such Permit. Each of the Company and each Company Subsidiary has filed when due all documents required to be filed with any Governmental Entity in connection with such Permits except where the failure to file such documents would not, individually or in the aggregate, have or be reasonably expected to have, a Company Material Adverse Effect, and, at the time of the filing thereof, all such filings were accurate and complete in all material respects.

          SECTION 4.19. COMPLIANCE WITH LAWS.

          Neither the Company nor any Company Subsidiary is in violation of, or has since December 31, 2003, violated or failed to comply with any Law (other than Environmental Laws, ERISA and Laws with respect to Taxes which are addressed elsewhere in Article IV) applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, have, or be reasonably expected to have, a Company Material Adverse Effect.

          SECTION 4.20. BROKERAGE FEES.

          The Company has not retained any financial advisor, broker, agent or finder or agreed to pay a financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby or any transaction of like nature except for Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC, the fees of which will be paid by the Company.

          SECTION 4.21. AFFILIATE AGREEMENTS.

          Except as set forth on SCHEDULE 4.21, there are no oral or written agreements between the Company or any Company Subsidiary and (i) any officer or director of the Company or any Company Subsidiary; (ii) any record or beneficial owner of the voting stock of the Company, or (iii) any Affiliate of any such officer, director or record of beneficial owner other than payment as compensation for services rendered by employees in the ordinary course of employment by the Company or any Company Subsidiary or as otherwise provided pursuant to Employee Plans.

          SECTION 4.22. NO OTHER REPRESENTATIONS OR WARRANTIES.

          Except for the representations and warranties contained in this
Article IV, each of Parent and Merger Sub acknowledges that none of the Company, any Affiliate of the Company or any other Person on behalf of the Company or any of its Affiliates makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transaction contemplated hereunder. None of the Company, any Affiliate of the Company or any other Person will have or be subject to any liabilities or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (or any of their advisors), or Parent's or Merger Sub's (or their advisors') use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in the Data Room or management presentations in expectation of the transactions contemplated by this Agreement.


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

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub hereby represent and warrant to the Company as follows:

          SECTION 5.01. ORGANIZATION.

          Each of Parent and Merger Sub is a real estate investment trust or corporation, as applicable, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where such qualification or licensing is necessary, except where the failure to so qualify or be so licensed would not prevent or materially delay the consummation of the transactions contemplated by this Agreement. Parent owns beneficially, and Parent or one of its wholly-owned subsidiaries owns of record, all of the outstanding capital stock of Merger Sub, in each case free and clear of all Liens. Prior to the date hereof, Parent has provided to the Company the name of the "ultimate parent entity" for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement.

          SECTION 5.02. AUTHORIZATION.

          Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly approved by the Board of Directors and stockholders of each of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the Merger or this Agreement, to perform their respective obligations hereunder or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors' rights generally, (ii) general principles of equity (whether applied in a proceeding at law or in equity) and (iii) any implied covenant of good faith and fair dealing.

          SECTION 5.03. NO VIOLATION.

          The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of or default or loss of any benefit under, any provision of Parent and Merger Sub's respective Certificates of Incorporation or By-laws; (ii) subject to the matters described in Section 5.04, conflict with or result in any violation of or default or loss of any benefit under, any Law or Judgment of any Governmental Entity applicable to Parent or Merger Sub or by which any of their respective properties are subject; or (iii) conflict with, or result in a breach, termination (or right of termination) or violation of or default or loss of any benefit under the terms of any agreement, contract, indenture or other instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder, except with respect to clauses (ii) and (iii) hereof, where the breach, termination, violation, default, loss of benefit, acceleration or loss of right or other occurrence would not prevent or materially delay the consummation of the transactions contemplated hereby.

          SECTION 5.04. APPROVALS.

          The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by each of Parent and Merger Sub do not and will not require the consent, approval, order, authorization or Permit of any Governmental Entity under any Law or Judgment, and no declaration, filing or registration with any Governmental Entity is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger as required by the DGCL and the filing of appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business, (ii) filings pursuant to the HSR Act, and the expiration or termination of the applicable waiting period under such Act, and (iii) those other consents, approvals, orders, authorizations, Permits, filings, declarations or registrations the failure of which to obtain or make would not prevent or materially delay the consummation of the transactions contemplated hereby.

          SECTION 5.05. LITIGATION.

          There are no Proceedings pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or any of its Affiliates by or before any Governmental Entity or by any Person that would, or would reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby. Neither Parent nor any of its Subsidiaries nor any of their respective properties is or are a party to or bound by any Judgment that would, or would reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby.

          SECTION 5.06. AVAILABLE FUNDS.

          (a) Parent has delivered to the Company true and complete copies of the written financial commitment, dated as of the date hereof (the "FINANCING COMMITMENT") from Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, addressed to Parent, pursuant to which the financing parties have agreed to lend the amounts set forth therein (the "FINANCING").

          (b) The Financing Commitment is in full force and effect and has not been amended or modified, and the commitments contained therein have not been withdrawn or rescinded in any respect. The Financing Commitment, in the form delivered to the Company, is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. There are no other agreements, side letters or arrangements relating to the Financing Commitment that could affect the availability of the Financing. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Commitment, and Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitment. Parent has fully paid any and all commitment fees or other fees required by the Financing Commitment to be paid on or before the date of this Agreement. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitment. The aggregate proceeds contemplated by the Financing Commitment will be sufficient for Parent, Merger Sub and the Surviving Corporation to consummate the transactions contemplated hereby, including payment of the aggregate Merger Consideration and any applicable fees and expenses. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent on the Closing Date.

          SECTION 5.07. BROKERAGE FEES.

          Neither Parent nor Merger Sub has retained any financial advisor, broker, agent or finder or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby or any transaction of like nature except for Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees of which will be paid by Parent.

          SECTION 5.08. NO OTHER REPRESENTATIONS OR WARRANTIES.

          Except for the representations and warranties contained in this
Article V, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

                                   ARTICLE VI

                                    COVENANTS

          SECTION 6.01. INTERIM OPERATIONS OF THE COMPANY.

          During the period from the date of this Agreement to the Effective Time, except as required by Law, specifically permitted by this Agreement or as set forth on SCHEDULE 6.01, or as otherwise consented to in writing by Parent, the Company will and will cause each Company Subsidiary to:

          (a) use commercially reasonable efforts (consistent with operating in the ordinary course of business and past practices) to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, (iii) preserve its relationships with clients, suppliers, customers, distributors and others having significant business dealings with it, including renewing existing leases and licenses in the ordinary course of business, (iv) maintain all assets in good repair and condition other than those disposed of in the ordinary course of business, (v) maintain all insurance, (vi) maintain its books of account and records in the usual, regular and ordinary manner and (vii) otherwise operate in the ordinary course of business;

          (b) not amend its Certificate of Incorporation or By-Laws;

          (c) not acquire by merging or consolidating with, or purchasing all or substantially all of the assets of, or otherwise acquiring, any business of any Person or other business organization or division thereof, in each case for consideration having a value in excess of $5,000,000 or an aggregate value in excess of $10,000,000;

          (d) not split, combine or reclassify its outstanding capital stock or declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than (i) cash dividends or distributions made prior to the Effective Time; or (ii) dividends paid by the Company's wholly-owned Subsidiaries to the Company or its wholly-owned Subsidiaries;

          (e) not issue or sell (or agree to issue or sell) any shares of its capital stock of any class or series, or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares (other than upon the exercise or conversion of options, warrants or convertible securities outstanding on the date hereof), or grant, or agree to grant, any such options or modify or alter the terms of any of the above, except as contemplated under Section 2.06;

          (f) not (i) incur any indebtedness for borrowed money other than pursuant to the terms of the Company's existing credit facilities in effect on the date hereof or vary the material terms of any existing debt securities, (ii) issue or sell any debt securities, (iii) other than in the ordinary course of business or pursuant to the Company's 2006 capital expenditure plan which has previously been made available to Parent, acquire or dispose of any assets (other than acquisitions and dispositions of goods purchased for resale in the ordinary course of business) having a book or market value individually in excess of $1,000,000, or (iv) other than in the ordinary course of business, enter into, modify in any material respect or terminate any Material Contract;

          (g) not take any steps to mortgage or pledge to secure any material obligation, or to subject to any material Lien, any of its material properties other than pursuant to the terms of the Company's existing credit facilities as in effect on the date hereof or in the ordinary course of business;

          (h) not grant to any present or former director or officer, or, except in the ordinary course of business, consultant or other employee any increase in compensation or benefits in any form, or any severance or termination pay, or make any loan to or enter into any employment agreement, collective bargaining agreement or arrangement with any such Person, except in each case as may be required by Law or the terms of any existing Employee Plan or arrangement and except for the Additional Transaction Bonuses;

          (i) not adopt, enter into, amend in any material respect, announce to participants any intention to adopt or terminate, any Employee Plan or other employee benefit plan, program or arrangement that would be an Employee Plan if it were in effect on the date hereof, except (i) as required by applicable Law,
(ii) as disclosed on any disclosure Schedule pursuant to Section 4.15, (iii) as contemplated under Section 2.06, (iv) in connection with the Additional Transaction Bonuses or (v) except, with respect to the Company's health and medical plans, in the ordinary course of business provided such action does not materially increase the benefits payable under such Employee Plans;

          (j) not discharge or satisfy any material Lien or pay or satisfy any material obligation or Liability (fixed or contingent) (other than in the ordinary course of business) or commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar Laws;

          (k) not make or institute any material change in its accounting procedures or practices unless mandated by GAAP;

          (l) not make any material Tax election or settle or compromise any material Tax Liability;

          (m) not, other than in the ordinary course of business, enter into, or consent to the entering into of, any agreement with any Governmental Entity relating to the actual or threatened condemnation of any Owned Property or Leased Premises; and

          (n) not authorize or agree to take any of the actions set forth in the foregoing subparagraphs (a) through (l).

          SECTION 6.02. ACCESS TO INFORMATION.

          The Company shall (and shall cause each Company Subsidiary to) afford to the officers, employees, accountants, counsel and other representatives of Parent and Merger Sub, reasonable access, during normal business hours, during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of the Company and the Company Subsidiaries; PROVIDED that nothing herein shall require the provision of such access to the extent it would interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. Prior to Closing, Parent and Merger Sub will hold and treat and will cause their respective officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and the Company Subsidiaries made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the provisions of the existing confidentiality agreement between the Company and Reit Management & Research LLC dated as of June 13, 2006 (the "CONFIDENTIALITY AGREEMENT"), provided public disclosure which is reasonably believed by Parent to be necessary in connection with the Financing, issuance of the Securities or distribution of equity of a Subsidiary of Parent to its shareholders or which Parent or any of its Affiliates are advised by counsel is required by Law or the rules of any national securities exchange to be disclosed shall not be deemed a violation of

Parent's or Merger Sub's obligations under this Section 6.02 or under the Confidentiality Agreement. Notwithstanding anything herein to the contrary, neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or the Company Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement (it being agreed that the Company, Parent and Merger Sub shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization).

          SECTION 6.03. CONSENTS AND APPROVALS.

          (a) Each of the Company, Parent and Merger Sub shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated by this Agreement by any Governmental Entity (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Entity), including filing, or causing to be filed, as promptly as practicable, any required notification and report forms (x) under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "ANTITRUST DIVISION"), (ii) to obtain any other Requisite Regulatory Approvals in connection with the transactions contemplated by this Agreement or the taking of any action contemplated by this Agreement, and (iii) to take any action necessary to defend vigorously, lift, mitigate or rescind the effect of any litigation or administrative proceeding involving any Governmental Entity adversely affecting this Agreement or the transactions contemplated by this Agreement, including promptly appealing any adverse court or administrative decision. Without limitation of the foregoing, the Company, Parent, Merger Sub and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Antitrust Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. For purposes of this Agreement, a "GOVERNMENTAL ANTITRUST AUTHORITY" shall mean any Governmental Entity with regulatory jurisdiction over any Requisite Regulatory Approval under the HSR Act or similar Laws intended to prohibit, restrict or regulate actions having an anticompetitive effect or purposes.

          (b) Without limiting the generality of the undertakings and subsection
(a) of this Section 6.03 and subject to appropriate confidentiality protections, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing and shall each promptly provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Antitrust Authority and any other information supplied by such party and such party's Affiliates to a Governmental Antitrust Authority in connection with this Agreement and the transactions contemplated by this Agreement. Each party shall, subject to applicable Law, permit counsel for the other party to review in advance any proposed written and, if practicable, oral, communication to any Governmental Antitrust Authority. Upon the terms and subject to the conditions herein provided, in case at any time after the Closing Date any further action is necessary or desirable to secure the approvals from any and all Governmental Antitrust Authorities necessary to carry out the purposes of this Agreement, the proper officers and/or directors of the parties shall use all reasonable efforts to take or cause to be taken all such further action.

          (c) Without limiting the generality of the undertakings and subsections (a) and (b) of this Section 6.03, the Company, Parent and Merger Sub agree to take or cause to be taken the following actions: (i) provide as promptly as practicable information and documents requested by any Governmental Antitrust Authority necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, (ii) take, or cause to be taken, all actions necessary, proper or advisable to obtain the approval for consummation of the transactions contemplated by this Agreement by any Governmental Antitrust Authority, which actions shall include each of Parent and Merger Sub's agreement to (x) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, any entities, assets or facilities of the Company or a Company Subsidiary or any entity, facility or asset of Parent or its Affiliates, (y) terminate, amend or assign such existing relationships and contractual rights and obligations (other than termination that would result in a breach of a contractual obligation to a third party) and (z) amend, assign or terminate such existing licenses or other agreements (other than a termination that would result in a breach of a license or such other agreement with a third party) and to enter into such new licenses or other agreements (and, in each case, to enter into agreements with the relevant Governmental Antitrust Authority giving effect thereto) in each case with respect to the foregoing clauses (x), (y) or (z) if such action is necessary or advisable or as may be required by any Governmental Antitrust Authority, PROVIDED that any such action contemplated by this clause (ii) shall not be required to be effective prior to the Closing and (iii) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of any such transaction, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this subsection
(c)) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. The Company, Parent and Merger Sub agree to offer the other parties, if possible, a reasonable opportunity to participate in all telephonic conferences and all meetings with a Governmental Antitrust Authority.

          (d) The filing fees under the HSR Act, as well as the fees and disbursements of any legal counsel or other advisor jointly retained by the parties in connection with any such filings, shall be borne by Parent.

          Section 6.04. EMPLOYMENT MATTERS.

          (a) After the Effective Time, the Surviving Corporation shall either
(i) continue the existing Employee Plans of the Company and the Company Subsidiaries as disclosed on SCHEDULE 4.15(a), or (ii) provide substitutes for some or all of such Employee Plans that provide compensation or benefits to employees of the Company and the Company Subsidiaries that are no less favorable in the aggregate to such employees than the replaced

Employee Plans until December 31, 2007; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be obligated to continue, provide or otherwise take into account Employee Plans that relate to stock options, restricted stock, stock rights or any other equity-based arrangements; and PROVIDED FURTHER that nothing herein shall be construed to mean that the Surviving Corporation cannot amend or terminate any particular Employee Plan or Plans so long as the aggregate benefits to such employees under the remaining Employee Plans and all substituted plans are no less favorable to such employees than the existing Employee Plans until such date. For purposes of any such benefit plans, (A) Parent and the Surviving Corporation shall grant all employees of the Company credit for purposes of eligibility and vesting for all service with the Company and the Company Subsidiaries prior to the Effective Time for which such service was recognized by the Company; (B) any limitations on pre-existing conditions shall be waived (but only to the extent such conditions were covered prior to the Effective Time unless required by Law); and (C) expenses incurred with respect to the plan year in which the Closing occurs on or before the Effective Time shall be taken into account for purposes of establishing satisfaction of any applicable deductible, coinsurance and maximum out-of-pocket provisions to the same extent taken into account prior to the Effective Time.

          (b) From and after the Effective Time, the Surviving Corporation shall honor (i) the Transaction Bonus Agreements; and (ii) the Company's severance plan and severance agreements which are disclosed on SCHEDULE 4.15(a), in each case, in accordance with the terms thereof.

          (c) Nothing in this Agreement shall be construed as granting any Person any rights of continuing employment, other than as provided by contract.

          (d) Parent's current intention is that the Company's headquarters will remain at its current location.

          (e) As soon as reasonably practicable following the date hereof, the Company shall provide to the employees of the Company or Company Subsidiaries party to the Transaction Bonus Agreements an amendment thereto providing that the payout amounts will be payable in connection with the Merger whether the Closing is before or after December 31, 2006.

          SECTION 6.05. PUBLICITY.

          Prior to the Closing, none of the Company, Parent, Merger Sub or any of their agents or representatives shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and Parent (such consent not to be unreasonably withheld or delayed), except as may be required by Law, or by the rules of any national securities exchange or automated quotation system to which Parent or any Affiliate of Parent is or becomes subject, and in such case shall use its reasonable best efforts to consult with Parent and/or the Company, as applicable, prior to such release or announcement being issued, provided Parent may issue such press releases or other public statements or announcements as it reasonably determines necessary and advisable in connection with its investor relations program, conducted in the normal course, without the prior written consent of the Company.

          SECTION 6.06. NOTIFICATION OF CERTAIN MATTERS.

          From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to and in accordance with Section 8.02, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any event or events the occurrence or non-occurrence of which, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely. This Section 6.06 shall not constitute a covenant or agreement for the purposes of Sections 7.02(b) and 7.03(b).

          SECTION 6.07. DIRECTORS' AND OFFICERS' INDEMNIFICATION.

          (a) Without limiting any additional rights that any employee may have under any Employee Plan, from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any Company Subsidiary or a Person entitled to indemnification (individually a "COVERED PARTY" and collectively the "COVERED PARTIES"), with respect to any Proceedings and/or damages, penalties, Judgments, assessments, losses, costs and expenses (including, but not limited to, attorneys' fees) based in whole or in part on, or arising in whole or in part out of any matter arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Parent or the Surviving Corporation is permitted under applicable law. In the event of any such Proceeding, (i) each Covered Party will be entitled to advancement of expenses incurred in the defense of any Proceeding from Parent or the Surviving Corporation within ten business days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor, (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any Judgment in any existing or threatened Proceeding (and in which indemnification could be sought by such Covered Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Covered Party from all Liability arising out of such Proceeding or such Covered Party otherwise consents, and (iii) the Surviving Corporation shall cooperate in the defense of any such matter.

          (b) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were directors and officers prior to the Effective Time than are presently set forth in the Company's Certificate of Incorporation and By-Laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

          (c) At or prior to the Effective Time, Parent shall obtain "tail" or "runoff" insurance policies with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance, in either case in an amount and scope at least as favorable as the Company's existing policies from an insurance carrier with the same or better credit rating as the Company's current insurance carrier for the Covered Parties; PROVIDED that the annual cost thereof shall not exceed 300% of the current annual premium paid by the Company for its existing coverage in the aggregate. Parent shall, and shall cause the Surviving

Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of the Company Subsidiaries.

          (d) If the Surviving Corporation or any of its successors or assigns
(i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 6.07. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.07.

          (e) The provisions of this Section 6.07 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by Law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Covered Parties and their heirs.

          (f) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Covered Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Covered Party is entitled, whether pursuant to Law, contract or otherwise.

          SECTION 6.08. ADDITIONAL AGREEMENTS.

          Subject to the terms and conditions herein provided, except as otherwise expressly provided herein, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable Law or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement.

          SECTION 6.09. COOPERATION WITH FINANCING.

          Prior to the Closing, so long as the out-of-pocket costs and expenses of the Company and/or the Company Subsidiaries in connection therewith are Special Costs, the Company shall provide, and shall cause the Company Subsidiaries to, and shall use its reasonable efforts to cause the respective officers, employees, representatives and advisors, including legal and accounting, of the Company and the Company Subsidiaries to, provide all cooperation reasonably requested by Parent in connection with the Financing, any issuance by Parent of debt securities, equity securities, equity-linked securities or hybrid securities (the "SECURITIES") principally to finance its obligations under this Agreement and the other transactions contemplated by this Agreement, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, prospectuses and similar documents required in connection with the Financing or the issuance of the Securities, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent and (iv) seeking to obtain such consents from such parties as may be required in connection with the Financing, the Merger, any contemplated reorganizations of the Company and the Company Subsidiaries to occur concurrently with the Merger pursuant to Contracts to which the Company or any Company Subsidiary is a party; PROVIDED that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties.

          SECTION 6.10. CONDUCT OF BUSINESS OF PARENT AND MERGER SUB PENDING THE MERGER.

          Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action (i) to cause its representations and warranties set forth in Article V to be untrue in any material respect; or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

          SECTION 6.11. NO ADVERSE CHANGE IN FINANCIAL COMMITMENTS.

          Parent shall not, and shall cause Merger Sub not to, in any material respect, adversely amend, change, alter, replace or modify the terms and conditions of the Financial Commitment prior to the Closing without the prior written consent of the Company, not to be unreasonably withheld. If, at any time prior to the Closing, Merrill Lynch Capital Corporation or Merrill Lynch, Pierce, Fenner & Smith Incorporated desires to, in any material respect, adversely amend, change, alter or modify the terms and conditions of the Financial Commitments, Parent shall promptly notify the Company of such event and shall permit the Company (and such advisors the Company reasonably deems appropriate) to meet with representatives of Parent and Merrill Lynch Capital Corporation or Merrill Lynch, Pierce, Fenner & Smith Incorporated, as applicable, regarding such event. Parent and Merger Sub shall use all reasonable efforts to arrange the Financing as promptly as practicable on the terms and conditions described in the Financing Commitment, including using all reasonable efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein and (ii) to satisfy on a timely basis all conditions applicable to Parent in the Financing Commitment and the related definitive agreements.

          SECTION 6.12. TERMINATION OF AFFILIATE CONTRACTS.

          Except as otherwise disclosed on SCHEDULE 6.12, on or prior to the Closing Date, all agreements between the Company and the Company Subsidiaries, on the one hand, and its Affiliates, on the other hand (other than agreements solely between the Company and the Company Subsidiaries), shall be terminated as of the Closing, and all obligations and liabilities thereunder shall have been satisfied.

          SECTION 6.13. STOCKHOLDER APPROVAL; STOCKHOLDER NOTICE.

          (a) The Company shall provide Parent with copies of the Written Consent and, if requested by Parent or Merger Sub, copies of the documentation executed by each of the Stockholders appointing Oak Hill the Stockholders Representative.

          (b) The Company shall prepare and mail to all stockholders other than the Stockholders which executed the Written Consent as promptly as practicable following the execution of this Agreement the notice required by Section 228(e) of the DGCL describing in reasonable detail the Merger and the Written Consent (the "STOCKHOLDER NOTICE") and otherwise to comply with all legal requirements under the DGCL in respect of the Merger.

          SECTION 6.14. NO SOLICITATION OR NEGOTIATION.

          The Company agrees that between the date of this Agreement and the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to
Section 8.01(b) or Section 8.02 hereof, the Company shall not, and shall cause its directors, officers and employees not to, and shall use reasonable best efforts to cause its representatives not to, directly or indirectly (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person relating to (A) any acquisition or purchase of all or any portion of the Company's or any Company Subsidiary's business or assets or any Company Stock or the stock of any Company Subsidiary or (B) any merger, consolidation or other business combination with any of the Company or any Company Subsidiary, (ii) participate in any discussions, negotiations and other communications, regarding or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing or
(iii) consider, entertain or accept any proposal from any Person to do any of the foregoing; PROVIDED that notwithstanding anything herein to the contrary, any actions taken by the Company or a Company Subsidiary in accordance with or otherwise permitted by Section 6.01 shall not be deemed to be a violation of this Section 6.14.

          SECTION 6.15. REPAYMENT OF OUTSTANDING INDEBTEDNESS.

          Not less than two business days prior to the Closing Date, the Company shall deliver to Parent payoff letters from third-party lenders, in form and substance reasonably satisfactory to Parent, with respect to the Indebtedness of the Company and the Company Subsidiaries identified on SCHEDULE 6.15 or incurred after the date hereof in compliance with Section 6.01. Such payoff letters shall specify the amount necessary to repay such Indebtedness and completely discharge the obligations of the Company and the Company Subsidiaries with respect thereto. At Closing, Parent shall provide to the Surviving Corporation the aggregate amount necessary to make such repayment and discharge, and shall cause the Surviving Corporation or a Company Subsidiary to discharge such Indebtedness in accordance with the delivery instructions provided in such payoff letters.

          SECTION 6.16. CONSULTATION.

          Subject to applicable Law, in connection with the continued operation of the business of the Company and the Company Subsidiaries between the date of this Agreement and the Effective Time, the Company shall cause its officers and the officers of the Company Subsidiaries to confer in good faith with one or more representatives of Parent as often as Parent shall reasonably request on operational matters of materiality and the general status of operations. After January 31, 2007, the Company shall provide office facilities at its executive offices for a representative of Parent.

          SECTION 6.17. REAL PROPERTY MATTERS.

          (a) The Company shall request estoppel certificates from the lessor under each lease pursuant to which the Company or any Company Subsidiary leases the Leased Premises, in a form provided by Parent and reasonably acceptable to the Company.

          (b) The Company shall provide such affidavits of title or other certifications of title as shall be customarily and reasonably requested by the title insurance company insuring the Surviving Corporation's or the appropriate Company Subsidiary's title to the Owned Property and the leasehold interest in the Leased Premises, in accordance with the provisions of Section 4.12, provided such affidavits and certifications do not increase any obligations or liabilities of the Company set forth in this Agreement.

          SECTION 6.18. ADDITIONAL FINANCIAL STATEMENTS.

          In the event required by the Securities Act or the Exchange Act and solely in connection with obtaining the Financing or otherwise consummating the Merger, so long as the out-of-pocket costs and expenses of the Company in connection therewith are Special Costs, as soon as reasonably practicable upon request of Parent, (a) the Company shall use reasonable efforts to prepare consolidated balance sheets and statements of income, cash flows and changes in stockholders' equity (the "ADDITIONAL FINANCIAL STATEMENTS") for the Company (and any and all documents and consents related thereto) which comply with Regulation S-X under the Securities Act, for inclusion in any registration statement or other public filing of Parent or any Affiliate of Parent under the Securities Act or the Exchange Act, and any other offering circular or document used by Parent or any Affiliate of Parent in any other offering of securities, whether public or private, (b) the Company shall use reasonable efforts to cause PricewaterhouseCoopers LLP ("PWC"), its independent accountants, to cooperate with Parent in connection with the foregoing (including, without limitation, using reasonable efforts to cause PWC to deliver so-called "comfort letters" and written consents relating to the foregoing). Without limiting the generality of the foregoing, the Company agrees that, upon reasonable notice from Parent, it will (y) consent to the use of such Additional Financial Statements in any such registration statement, document or circular and (z) execute and deliver, and use reasonable efforts to cause its officers to execute and deliver (if required), such "representation" letters as are customarily delivered in connection with audits and as PWC and Parent's independent accountants may reasonably request under the circumstances.

          SECTION 6.19. NO CONTROL OF OTHER PARTY'S BUSINESS.

          Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or the Company Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries' respective operations.

                                  ARTICLE VII

                                   CONDITIONS

          SECTION 7.01. CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES.

          The respective obligations of each of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) at or prior to the Effective Time of the following conditions:

          (a) there shall not be any Judgment or Law restraining, enjoining or prohibiting the consummation of the Merger; PROVIDED, HOWEVER, that no party hereto may invoke this condition unless and until such party has complied in full with Section 6.03; and

          (b) all waiting periods applicable to the Merger under the HSR Act shall have expired or been terminated.

          SECTION 7.02. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB.

          The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and/or Merger Sub, as applicable) at or prior to the Effective Time of the following further conditions; PROVIDED that notwithstanding the foregoing or anything in this Agreement to the contrary, after January 31, 2007, neither Section 7.02(a) nor 7.02(c) shall be a condition to Parent and Merger Sub's obligations to consummate the Merger:

          (a) the representations and warranties of the Company contained in this agreement shall be true and correct when made and at and as of the Closing as if made at and as of the Closing (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period), except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality qualifiers set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; PROVIDED, HOWEVER, that notwithstanding the foregoing, the representations and warranties set forth in
Section 4.03 shall be true and correct in all material respects and the representations and warranties set forth in the second sentence of Section 4.08 shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period);

          (b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Effective Time;

          (c) since December 31, 2005, there shall not have been any change, event, circumstance or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (d) the Company shall have obtained the consents and Requisite Regulatory Approvals listed in SCHEDULE 4.06, other than such consents and approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; PROVIDED that the failure to obtain any consents or approvals due to the identity of Parent or its Affiliates shall not be taken into account in determining whether or not the condition in this Section 7.02(d) is satisfied; and

          (e) the Company shall have delivered to Parent a certificate (dated as of the Closing Date), signed by an officer or officers with authority to bind the Company as to compliance with the conditions set forth in paragraphs (a) (if applicable), (b) and (d) of this Section 7.02.

          For the avoidance of doubt, nothing in this Agreement shall be construed to require or otherwise impose as a condition to Parent or Merger Sub's obligation to consummate the Merger that Parent shall have received or otherwise has available financing in order to satisfy its payment obligations hereunder, including with respect to payment of the Merger Consideration.

          SECTION 7.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.

          The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following further conditions:

          (a) the representations and warranties of Parent and Merger Sub contained in this Agreement which are qualified as to materiality shall be true and correct and all such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, in each case when made and at and as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period);

          (b) each of Parent and Merger Sub shall have performed in all material respects all of its respective obligations hereunder required to be performed by it at or prior to the Effective Time; and

          (c) each of Parent and Merger Sub shall have delivered to the Company certificates (dated as of the Closing Date), signed by an officer or officers with authority to bind such Person as to compliance with the conditions set forth in paragraphs (a) and (b) of this Section 7.03.

                                  ARTICLE VIII

                              CLOSING; TERMINATION

          SECTION 8.01. CLOSING.

          (a) Unless this Agreement shall have been terminated and the Merger abandoned, the closing of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York on the third business day following the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or wavier of such conditions at the Closing) or at such other place and on such other date as shall be mutually agreed to by Parent and the Company. At the Closing, the parties shall exchange the documents referred to in Article VII and all necessary filings with the Secretary of State to consummate the Merger under the DGCL (including the Certificate of Merger) shall be made in accordance with the applicable provisions of the DGCL.

          (b) Notwithstanding the foregoing, if in Parent's reasonable judgment delaying the Closing is necessary or desirable in connection with obtaining the Financing or consummation of the "Restructuring" substantially as contemplated by the Financing Commitment (i) so that consummation of the Merger pursuant to this Agreement will not result in a disqualification of Parent's status as a real estate investment trust under the Code, or (ii) in connection with any filings with respect to the Securities or such Restructuring with the Securities and Exchange Commission relating to the transactions contemplated by this Agreement deemed necessary or desirable by Parent: (A) Parent shall have the right, by notice given to the Company on or prior to the third business day following the satisfaction of the conditions set forth in Article VII, to delay the Closing until such date as Parent shall determine (but not later than January 31, 2007); and (B) Parent shall have the further right (if Parent has exercised its right to delay the Closing under subclause (A)), by notice given to the Company on or prior to January 26, 2007, to delay the Closing to the extent that, in Parent's reasonable judgment, such delay is necessary or desirable in connection with obtaining the Financing for either or both of the reasons set forth in clauses (i) and (ii) above, until such date as Parent shall determine (but not later than June 30, 2007); PROVIDED that if Parent exercises its right to delay the Closing under subclause (B), simultaneously with giving notice to delay the Closing, Parent shall deposit with the Escrow Agent an amount of cash equal to one hundred million dollars ($100,000,000.00) (the "GOOD FAITH DEPOSIT") pursuant to an escrow agreement on mutually agreeable terms consistent with the terms of this Agreement. If the Merger shall not have occurred on or prior to June 29, 2007 (X) other than as a result of the failure to be satisfied (or waived) of one or more of the applicable conditions set forth in Sections 7.01 or Section 7.02(b), (d) and (e), the Good Faith Deposit (and interest accrued thereon) shall be paid to the Company and may be retained by it in addition to and not in lieu of any other remedy available to the Company at law or in equity, and, accordingly, shall not be deemed to be a substitute therefor or approximation thereof, or (Y) as a result of the failure to be satisfied (or waived) of one or more of the applicable conditions set forth in Section 7.01 or
Section 7.02(b), (d) and (e), the Good Faith Deposit (and interest accrued thereon) shall be paid to Parent. The escrow agreement referred to above shall contain provisions with respect to the timing and procedure of distributions of the Good Faith Deposit (and interest accrued thereon) consistent with the foregoing, and shall provide that, upon consummation of the Merger, the Good Faith Deposit (and interest accrued thereon) shall be applied to the Exchange Fund.

          SECTION 8.02. TERMINATION.

          Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after obtaining the Stockholder Approval:

               (i) by mutual written consent of Parent, Merger Sub and the Company;

               (ii) by the Company or Parent, if the Merger shall not have occurred on or prior to January 31, 2007, or if Parent has exercised its rights under Section 8.01(b)(B), if the Merger shall not have occurred on or prior to June 30, 2007; PROVIDED, HOWEVER, that the right to terminate this Agreement and abandon the Merger under this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

               (iii) by the Company or Parent in the event that any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final Judgment or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such Judgment or other action is or shall have become final and nonappealable.

          SECTION 8.03. EFFECT OF TERMINATION.

          In the event of the termination of this Agreement as provided in
Section 8.02 hereof, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of any of the parties hereto except (i) for fraud or for willful breach of this Agreement (it being understood and agreed that any failure by Parent or Merger Sub to consummate the Merger in accordance with the terms of this Agreement due to the failure of Parent to obtain the Financing shall be deemed to be a willful breach of this Agreement) and (ii) as set forth in Section 9.02.


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                                   ARTICLE IX

                               GENERAL PROVISIONS

          SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and
(ii) this Article IX.

          SECTION 9.02. COSTS AND EXPENSES.

          Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

          SECTION 9.03. NOTICES.

          All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile, as follows:

          (i)   if to Parent or Merger Sub, to:

                Hospitality Properties Trust
                400 Centre Street
                Newton, MA 02458
                Attn.: President
                Facsimile: (617) 332-2261

                with a copy to:

                Sullivan & Worcester LLP
                One Post Office Square
                23rd Floor
                Boston, MA 02109
                Attn.: Richard Teller, Esq.
                Facsimile: (617) 338-2880


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

          (ii)  if to the Company, to:

                TravelCenters of America, Inc.
                24601 Center Ridge Road
                Suite 200
                Westlake, Ohio 44145-5634
                Attention: General Counsel
                Facsimile: (440) 808-3301

                with copies to

                Oak Hill Capital Partners, L.P.
                201 Main Street
                Fort Worth, Texas 76102
                Attention: Controller
                Facsimile: (817) 339-7350

                Keystone Group, L.P.
                201 Main Street, Suite 3100
                Fort Worth, Texas 76102
                Attention: Kevin G. Levy, Esq.
                Facsimile: (817) 820-1623

                Simpson Thacher & Bartlett LLP
                425 Lexington Avenue
                New York, New York 10017
                Attention: William E. Curbow, Esq.
                Facsimile: (212) 455-2502

          (iii) if to the Stockholders Representative, to:

                Oak Hill Capital Partners, L.P.
                201 Main Street
                Fort Worth, Texas 76102
                Attention: Controller
                Facsimile: (817) 339-7350

                with a copy to:

                Keystone Group, L.P.
                201 Main Street, Suite 3100
                Fort Worth, Texas 76102
                Attention: Kevin G. Levy, Esq.
                Facsimile: (817) 820-1623

or to such other address as hereafter shall be furnished as provided in this
Section 9.03 by any of the parties hereto to the other parties hereto.

          SECTION 9.04. STOCKHOLDERS REPRESENTATIVE.

          (a) The parties to this Agreement shall cooperate with the Stockholders Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. The Stockholders Representative may communicate with any Stockholder or any other Person concerning his responsibilities hereunder, but it is not required to do so. The Stockholders Representative has a duty to serve in good faith the interests of the Stockholders and other stockholders of the Company who designate the Stockholders Representative to act as such, and to perform its designated role under this Agreement and the Escrow Agreement, but the Stockholders Representative shall have no financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it directly causes by an act of willful misconduct. The Stockholders Representative may resign at any time by notifying in writing Parent, the Company and the Stockholders.

          (a) The Stockholders Representative represents and warrants to the Company, Parent and Merger Sub: (i) that it has all necessary power, authority and capacity to execute and deliver this Agreement and to perform its obligations under Sections 3.02, 3.03, 3.04, 9.04, 9.08 and 9.09; (ii) the execution, delivery and performance of this Agreement by the Stockholders Representative has been duly and validly authorized by all necessary action on the part of the Stockholders Representative and (iii) this Agreement has been duly and validly executed and delivered by the Stockholders Representative and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Stockholders Representative, enforceable against it in accordance with its terms, except that such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors' rights generally, (y) general principles of equity (whether applied in a proceeding at law or in equity) and (z) any implied covenant of good faith and fair dealing.

          SECTION 9.05. COUNTERPARTS.

          This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute a single instrument.

          SECTION 9.06. ENTIRE AGREEMENT.

          This Agreement (including the Schedules referred to herein) and the Confidentiality Agreement sets forth the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, among the parties, of any and every nature with respect thereto.

          SECTION 9.07. GOVERNING LAW; EXCLUSIVE JURISDICTION.

          This Agreement shall be governed in all respects, by the laws of the State of Delaware, including validity, interpretation and effect, without regard to principles of conflicts of law. The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware for any lawsuits, actions or other proceedings arising out of or related to this Agreement and agree not to commence any lawsuit, action or other proceeding except in such courts. The parties hereto further agree that service of process, summons, notice or document by mail to their addresses set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against them in any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or related to this Agreement in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or proceeding brought in any such court has been brought in an inconvenient forum.

          SECTION 9.08. THIRD PARTY RIGHTS; ASSIGNMENT.

          Except as specified in Section 6.07 and except for the rights of the holders of Company Securities to receive Merger Consideration in accordance with
Article II and to recover, solely through an action brought by the Company, damages from Parent in the event of a breach of this Agreement by Parent or Merger Sub, this Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto and shall not be assignable without the prior written consent of the Company, Parent and the Stockholders Representative.

          SECTION 9.09. WAIVERS AND AMENDMENTS.

          (a) This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors; PROVIDED, HOWEVER, that after the date hereof, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. No modification of or amendment to this Agreement shall be valid unless in a writing signed by the parties hereto referring specifically to this Agreement and stating the parties' intention to modify or amend the same.

          (b) Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and referring specifically to the term or condition to be waived. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

          SECTION 9.10. SCHEDULES.

          Disclosure of any fact or item in any Schedule shall not be deemed to constitute an admission that such item or fact is material for the purposes of this Agreement.

          SECTION 9.11. ENFORCEMENT.


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

          The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof and costs of enforcement (including attorneys fees); this being in addition to any other remedy to which such parties are entitled at law or in equity. The parties agree that, notwithstanding anything to the contrary contained in this Agreement, in the event of a breach of this Agreement by Parent or Merger Sub (whether or not due to a failure to obtain the Financing), the damages recoverable by the Company for itself and on behalf of the holders of the Company Securities shall be determined by reference to the total amount that would have been recoverable by the holders of Company Securities if all such holders brought an action against Parent as intended third party beneficiaries hereunder.

          SECTION 9.12. [RESERVED.]

          SECTION 9.13. HEADINGS; INTERPRETATION.

          The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein," "hereby" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "or" shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          SECTION 9.14. NONLIABILITY OF TRUSTEES.

          THE DECLARATION OF TRUST ESTABLISHING PARENT, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION"), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "HOSPITALITY PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE PARENT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE PARENT. ALL PERSONS DEALING WITH THE PARENT, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF PARENT FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

                                        TRAVELCENTERS OF AMERICA, INC.


                                        By: /s/ Timothy L. Doane
                                            ------------------------------------
                                            Name:  Timothy L. Doane
                                            Title: President and CEO


                                        HOSPITALITY PROPERTIES TRUST


                                        By: /s/ John G. Murray
                                            ------------------------------------
                                            Name:  John G. Murray
                                            Title: President


                                        HPT TA MERGER SUB INC.


                                        By: /s/ John G. Murray
                                            ------------------------------------
                                            Name:  John G. Murray
                                            Title: President


                                        SOLELY IN ITS CAPACITY AS "STOCKHOLDERS
                                        REPRESENTATIVE" FOR PURPOSES OF SECTIONS
                                        3.02, 3.03, 3.04, 9.04, 9.08 AND 9.09 OF
                                        THE AGREEMENT:

                                        OAK HILL CAPITAL PARTNERS, L.P.

                                        By: OHCP GenPar, L.P., its General
                                            Partner

                                        By: OHCP MGP, LLC, its General Partner


                                        By: /s/ Kevin G. Levy
                                            ------------------------------------
                                            Name:  Kevin G. Levy
                                            Title: Vice President

                      [SIGNATURE PAGE TO MERGER AGREEMENT]